UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Invitation Homes Inc.

(Name of Registrant as Specified in its Charter)

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Notice of Annual Meeting

and

Proxy Statement

2019 Annual Meeting of Stockholders

May 30, 2019

Dear Fellow Stockholders:

On behalf of the Board of Directors of Invitation Homes Inc., I invite you to attend our 2019 annual meeting of stockholders (the “Annual Meeting”) at 11:30 a.m., local (Eastern) time, on Thursday, May 30, 2019, at the offices of Simpson Thacher & Bartlett LLP, located at 425 Lexington Ave, New York, NY 10017.

In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet, we have sent stockholders of record at the close of business on April 2, 2019 a Notice of Internet Availability of Proxy Materials on or about April 18, 2019. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting.

Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted. You may vote your shares on the Internet, by telephone or by completing, signing and promptly returning a proxy card, or you may vote in person at the Annual Meeting. Each of these options will ensure that your shares will be represented and voted at the Annual Meeting.

On behalf of the Board of Directors and employees of Invitation Homes Inc., we appreciate your continued support.

Sincerely,

Dallas B. Tanner

President and Chief Executive Officer

April 18, 2019

Notice of 2019 Annual Meeting of Stockholders

DATE AND TIME: THURSDAY, MAY 30, 2019 11:30 a.m., local (Eastern) time	PLACE: SIMPSON THACHER & BARTLETT LLP 425 Lexington Ave, New York, NY 10017

ITEMS OF BUSINESS:

1.	To elect the director nominees listed in the Proxy Statement.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.

3.	To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.

4.	To determine, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

5.	To consider such other business as may properly come before the 2019 annual meeting of stockholders (the “Annual Meeting”) and any adjournments or postponements thereof.

The Proxy Statement following this Notice of Annual Meeting of Invitation Homes Inc., a Maryland corporation, describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.

RECORD DATE:

The Board of Directors of Invitation Homes Inc. established the close of business on April 2, 2019 as the record date for the Annual Meeting. Accordingly, holders of record of our common stock at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments of the meeting.

VOTING BY PROXY:

To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a proxy card to complete, sign and return by mail. If your shares are held by a broker, bank or other nominee, please follow their instructions to authorize your proxy.

By Order of the Board of Directors of Invitation Homes Inc.,

Mark A. Solls

Executive Vice President,

Chief Legal Officer and Secretary

Dallas, Texas

April 18, 2019

This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 18, 2019.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 30, 2019
The Notice of Annual Meeting, Proxy Statement and Annual Report are available free of charge at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

i	2019 Proxy Statement

PROXY STATEMENT

April 18, 2019

GENERAL INFORMATION

Why am I receiving these materials?

This Proxy Statement and related proxy materials are first being made available to stockholders of Invitation Homes Inc., a Maryland corporation (“Invitation Homes,” the “Company,” “we,” “our” or “us”) on or about April 18, 2019, for use at our 2019 annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, May 30, 2019, at 11:30 a.m., local (Eastern) time, at the offices of Simpson Thacher & Bartlett LLP, located at 425 Lexington Ave, New York, NY 10017, and any adjournments or postponements thereof. Proxies are being solicited by the Board of Directors of the Company (the “Board”) to give all stockholders of record at the close of business on April 2, 2019 (the “Record Date”) an opportunity to vote on matters properly presented at the Annual Meeting. The mailing address of our principal executive offices is Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201.

What am I voting on?

There are four proposals to be considered and voted on at the Annual Meeting:

Proposal 1:	To elect the director nominees listed in this Proxy Statement.

Proposal 2:	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.

Proposal 3:	To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.

Proposal 4:	To determine, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

Who is entitled to vote?

Stockholders as of the close of business on the Record Date may vote at the Annual Meeting or any postponement or adjournment thereof. As of the Record Date, there were 524,989,775 shares of our common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or other nominee how to vote their shares. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

What constitutes a quorum?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum to transact business at the Annual Meeting. Stockholders who properly authorize a proxy but who instruct their proxy holder to abstain from voting on one or more matters are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes,” described below, also are counted as present and entitled to vote for purposes of determining a quorum.

1	2019 Proxy Statement

General Information (continued)

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker, bank or other nominee are not voted with respect to a proposal because (1) the broker, bank or other nominee has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker, bank or other nominee lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, Proposals 1, 3 and 4 are considered non-discretionary matters, and a broker, bank or other nominee will lack the authority to vote shares at his/her discretion on such proposals. Proposal 2 is considered a discretionary matter and a broker, bank or other nominee will be permitted to exercise his/her discretion. This means that, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on Proposals 1, 3 and 4 but will be voted on Proposal 2 in the discretion of your broker, bank or other nominee.

How many votes are required to approve each proposal?

With respect to the election of directors (Proposal 1), under our Bylaws, directors are elected by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting in the election of directors.

Pursuant to the terms of the stockholders agreement entered into with affiliates of The Blackstone Group L.P. (collectively, “Blackstone”) described under “Transactions with Related Persons,” Blackstone has agreed to vote their shares of our common stock in favor of all persons nominated by our Board to serve as our directors. As of the Record Date, Blackstone beneficially owned and had the right to vote approximately 34.3% of the outstanding shares of our common stock and has advised us that they intend to vote all such shares in favor of the director nominees listed herein.

With respect to the ratification of our independent registered public accounting firm (Proposal 2), the approval, in a non-binding advisory vote, of the compensation paid to our named executive officers (Proposal 3) and the determination, in a non-binding advisory vote, whether a non-binding vote to approve the compensation paid to our named executive officers should occur every one, two or three years (Proposal 4), under our Bylaws, approval of the proposal requires a majority of the votes cast.

How are votes counted?

With respect to the election of directors (Proposal 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting. Broker non-votes will not affect the outcome of this proposal.

With respect to the ratification of our independent registered public accounting firm (Proposal 2), you may vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposal 2, abstentions will not affect the outcome of this proposal; however, as this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.

With respect to the approval, in a non-binding advisory vote, of the compensation paid to our named executive officers (Proposal 3), you may vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposal 3, abstentions and broker non-votes will not affect the outcome of this proposal.

With respect to the determination, in a non-binding advisory vote, of whether a non-binding advisory vote to approve the compensation paid to our named executive officers should occur every one, two or three years (Proposal 4), you may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.” For Proposal 4, abstentions and broker non-votes will not affect the outcome of this proposal.

If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the proposals and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

2019 Proxy Statement	2

General Information (continued)

How does the Board recommend that I vote?

Our Board recommends that you vote your shares as set forth below:

Proposal 1:

To elect the director nominees listed in this Proxy Statement.

“FOR” each of the nominees for election as directors set forth in this Proxy Statement.

Our Board unanimously believes that all of the director nominees listed in this Proxy Statement have the requisite qualifications to provide effective oversight of the Company’s business and management.

Proposal 2:

To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.

“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.

Our Audit Committee and the Board believe that the retention of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2019 is in the best interest of the Company and its stockholders.

Proposal 3:

To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.

“FOR” the approval, in a non-binding advisory vote, of the compensation paid to our named executive officers.

We are seeking a non-binding advisory vote to approve, and our Board recommends that you approve, the 2018 compensation paid to our named executive officers, which is described in the section of this Proxy Statement titled “Executive Compensation.”

Proposal 4:

To determine, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

For every “ONE YEAR,” on a non-binding, advisory basis, with respect to how frequently a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur.

Our Board believes that an annual advisory vote on executive compensation is consistent with our policy of seeking input from our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices even though it is not required by law, and unanimously recommends that you vote “One Year” with respect to how frequently a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur.

How do I authorize a proxy to vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may authorize a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

By Internet—If you have Internet access, you may authorize your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the control number included on your proxy card in order to vote by Internet.

By Telephone—If you have access to a touch-tone telephone, you may authorize your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the control number included on your proxy card in order to vote by telephone.

By Mail—You may authorize your proxy by mail by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card in the envelope that has been provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

3	2019 Proxy Statement

General Information (continued)

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your broker, bank, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on May 29, 2019, and mailed proxy cards must be received no later than May 29, 2019.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your proof of ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (for example, your broker, bank or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

When and where will the meeting be held?

Our Annual Meeting will be held at 11:30 a.m., local (Eastern) time, on Thursday, May 30, 2019, at the offices of Simpson Thacher & Bartlett LLP, located at 425 Lexington Ave, New York, NY 10017. To obtain directions to the Annual Meeting, please contact Investor Relations at 844-456-INVH (4684) or IR@InvitationHomes.com.

May I change my vote or revoke my proxy?

Yes. Whether you have authorized a proxy by Internet, telephone or mail, if you are a stockholder of record, you may change your voting instructions or revoke your proxy by:

•

sending a written statement to that effect to our Corporate Secretary at Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201, provided such statement is received no later than May 29, 2019;

•	authorizing a proxy again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. on May 29, 2019;

•

submitting a properly signed proxy card with a later date that is received by our Corporate Secretary at Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201, no later than May 29, 2019; or

•	attending the Annual Meeting, revoking your proxy and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Do I need a ticket to be admitted to the Annual Meeting?

You will need your proof of identification along with either your proxy card or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a broker, bank or other nominee and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of our stock, such as a bank or brokerage account statement.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all stockholders must present a form of personal identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

2019 Proxy Statement	4

General Information (continued)

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters that may be properly presented at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers and other Company employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers, banks and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

5	2019 Proxy Statement

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Introduction

At present, the number of directors that comprise our Board is set at 12 and, upon the recommendation of the Nominating and Corporate Governance Committee, our Board has considered and nominated each of the following nominees for a one-year term expiring at our annual meeting of stockholders to be held in 2020 (the “2020 Annual Meeting”) or until his or her successor is duly elected and qualifies or until his or her earlier death, resignation, retirement, disqualification or removal: Bryce Blair, Jana Cohen Barbe, Richard D. Bronson, Kenneth A. Caplan, Michael D. Fascitelli, Robert G. Harper, Jeffrey E. Kelter, John B. Rhea, Janice L. Sears, William J. Stein, Barry S. Sternlicht and Dallas B. Tanner. Action will be taken at the Annual Meeting for the election of these nominees. All 12 nominees currently serve on the Board. All of the nominees have indicated that they will be willing and able to serve as directors, but, if any of them should decline or be unable to act as a director, the individuals designated in the proxy cards as proxies will exercise the discretionary authority provided to vote for the election of such substitute nominee selected by our Board, unless the Board alternatively acts to reduce the size of the Board or maintain a vacancy on the Board in accordance with our Bylaws. The Board has no reason to believe that any such nominees will be unable or unwilling to serve.

Nominees for Election to the Board of Directors in 2019

The following information describes the offices held, other business directorships and the term of service of each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below. The biographical description for each nominee below includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a director.

BRYCE BLAIR
Age: 60 Director since: September 2013

Mr. Blair has served as the Chairperson of our Board since November 2017 and, from January 2017 to November 2017 as our Executive Chairperson. Prior to our initial public offering (the “IPO”) in January 2017, Mr. Blair served on the Boards of our predecessor entities, Invitation Homes L.P., Preeminent Holdings Inc., Invitation Homes 3 L.P., Invitation Homes 4 L.P., Invitation Homes 5 L.P. and Invitation Homes 6 L.P. (collectively, the “IH Holding Entities”) since September 2013 and as Executive Chairperson thereof since November 2014. Mr. Blair currently serves as the Chairman of the Board of PulteGroup, Inc. (NYSE: PHM), one of the largest home builders in the U.S. Additionally, he serves on the Board of Regency Centers Corp. (NYSE: REG), one of the largest owners of shopping centers in the U.S., where he chairs the Nominating and Corporate Governance Committee. Mr. Blair also currently serves on the Advisory Board of the Boston College Center for Real Estate and Urban Action and the Advisory Board of Home Start, a non-profit focused on ending homelessness in the greater Boston area. Mr. Blair is the former Chairman and Chief Executive Officer of AvalonBay Communities, Inc. (“AvalonBay”) (NYSE: AVB), a real estate investment trust (“REIT”) focused on the development, acquisition and management of multifamily housing throughout the U.S., where he served as Chief Executive Officer from 2001 to 2012 and Chairman from 2002 through 2013. Prior to his role as Chief Executive Officer and Chairman, he served as AvalonBay’s President, Chief Operating Officer, Chief Investment Officer and Senior Vice President of Development, Acquisitions and Construction. Prior to the formation of Avalon Properties in 1993, Mr. Blair was a Partner with Trammell Crow Residential. Mr. Blair also previously served as a Senior Advisor to McKinsey and Co. and as a part time faculty member at Boston College. Mr. Blair is the past Chairman of the National Association of Real Estate Investment Trusts (“Nareit”), where he also served on the Executive Committee and on the Board of Governors. He is a past member of the Urban Land Institute (“ULI”), where he served as a Trustee and was past chairman of the Multi-Family Council. Mr. Blair is a past member of the Young Presidents Organization and a former member of the World Presidents Organization.

2019 Proxy Statement	6

Proposal No. 1—Election of Directors (continued)

Our Board considered Mr. Blair’s experience in real estate development and investment, including his having spent over 10 years as chairman and chief executive officer of a public REIT experience managing day to day operations and preparation and review of complex financial reporting statements as Chief Executive Officer of AvalonBay Communities, Inc., his experience as the Chairman of Nareit and his prior director positions.

DALLAS B. TANNER
Age: 38 Director since: January 2019

Mr. Tanner has served as our President and Chief Executive Officer (CEO) and a Board member since January 2019. As a founding member of our business, Mr. Tanner has been at the forefront of creating the single-family rental industry. Since the founding of Invitation Homes in April 2012, he has served as Executive Vice President and Chief Investment Officer, and from August 2018 to January 2019 as Interim President. Prior to our IPO in February 2017, he served on the boards of the IH Holding Entities. Mr. Tanner has 17 years of real estate experience through the establishment of numerous real estate platforms. In 2005, he founded Treehouse Group, for which he privately sourced funds for platform investments, including single-family rental homes, multifamily properties, manufactured housing, residential land, bridge financing and property management. Mr. Tanner continues to be involved in Treehouse Group’s interest in Pathfinder Ventures, a Southwest-focused commercial real estate fund. In addition, he was a partner in a successful acquisition of First Scottsdale Bank of Arizona. Mr. Tanner served on the Maricopa County (Arizona) Flood Control Board and on the advisory board of First Scottsdale Bank. He is actively involved in American Indian Services and served as a missionary in the Netherlands and Belgium.

Our Board considered Mr. Tanner’s experience in real estate investment, including the establishment of numerous real estate platforms, and as a founding member of our business, experience managing day-to-day operations of our Company and his prior executive positions.

JANA COHEN BARBE
Age: 56 Director since: November 2018

Ms. Barbe joined our Board in November 2018. Ms. Barbe is a senior partner and the former Global Vice Chairman of Dentons, the world’s largest law firm. Ms. Barbe joined Dentons’ predecessor firm, Sonnenschein Nath & Rosenthal, in 1995 and became the first woman appointed to Dentons’ global board in 2010. Ms. Barbe also leads the Tax-Oriented Investments Practice, which she founded and where she advises many of the nation’s leading financial institutions and insurance companies in connection with affordable housing and community development investments. Previously, she chaired the firm’s Real Estate Practice and Financial Institutions Sector. Ms. Barbe is the president emerita of Thresholds and is an impassioned advocate for women in law and business.

Our Board considered Ms. Barbe’s real estate and finance background, including chairing Dentons’ Real Estate Practice and Financial Institutions Sector, and her strategic vision and risk management experience, which are a complement to the skills and qualifications of our existing directors.

7	2019 Proxy Statement

Proposal No. 1—Election of Directors (continued)

RICHARD D. BRONSON
Age: 74 Director since: November 2017

Mr. Bronson has served on our Board since November 2017. Prior to our merger (the “Merger”) with Starwood Waypoint Homes (“SWH”) in November 2017, from January 2016 to November 2017, Mr. Bronson served on the Board of SWH and, from January 2014 to January 2016, served on the Board of Starwood Waypoint Residential Trust (“SWAY”), SWH’s predecessor. Mr. Bronson has been the Chief Executive Officer of The Bronson Companies, LLC, a real estate development company, since 2000 and has been involved in the development of several shopping centers and office buildings throughout the U.S. Mr. Bronson currently serves on the Board of Starwood Property Trust, Inc. (NYSE: STWD) and was previously a director of TRI Pointe Group, Inc. (NYSE: TPH) and Mirage Resorts Inc. He also previously served as President of New City Development, an affiliate of Mirage Resorts Inc., where he oversaw many of the company’s new business initiatives and activities outside Nevada, and was Vice President of the International Council of Shopping Centers, an association representing 50,000 industry professionals in more than 80 countries. Mr. Bronson currently serves on the Board of the Neurosurgery Division at UCLA Medical Center and is a member of the Western Real Estate Business Editorial Board.

Our Board considered Mr. Bronson’s experience and knowledge in the real estate industry, which the Board believes provides us with valuable insight into potential investments and the current state of the real estate markets.

KENNETH A. CAPLAN
Age: 45 Director since: May 2018

Mr. Caplan has served on our Board since May 2018. Mr. Caplan is a Senior Managing Director and the Global Co-Head of Blackstone’s real estate group. Prior to this, Mr. Caplan served as Global Chief Investment Officer of Blackstone’s real estate group and, prior to that, as Blackstone’s Head of Real Estate Europe. Before joining Blackstone in 1997, Mr. Caplan worked for Lazard Frères & Co. in the real estate investment banking group. Mr. Caplan currently serves on the Board of Trustees of Prep for Prep. Following our IPO, Mr. Caplan previously served on our Board from January 2017 until the consummation of the Merger in November 2017.

Our Board considered Mr. Caplan’s experience as Global Co-Head of Blackstone’s real estate group and, before that, as its Global Chief Investment Officer, which the Board believes will provide us with significant insight into the real estate industry. Additionally, the Board believes that Mr. Caplan’s specific experience in Europe will provide us with additional global experience and perspective.

2019 Proxy Statement	8

Proposal No. 1—Election of Directors (continued)

MICHAEL D. FASCITELLI
Age: 62 Director since: November 2017

Mr. Fascitelli has served on our Board since November 2017. From January 2016 to November 2017, Mr. Fascitelli served on the Board of SWH and, from January 2014 to January 2016, served on the Board of SWAY. Since June 2013, Mr. Fascitelli has been the owner and principal of MDF Capital LLC, a private investment firm. Mr. Fascitelli is also a co-founder and a Managing Partner of Imperial Companies, a real estate investment and development company. Mr. Fascitelli has served as member of the Board of Trustees of Vornado Realty Trust (NYSE: VNO) since 1996. He served as the President of Vornado Realty Trust from 1996 to April 2013 and as its Chief Executive Officer from May 2009 to April 2013. Mr. Fascitelli served as the President of Alexander’s Inc., a REIT and an affiliate of Vornado Realty Trust, from August 2000 to April 2013. Prior to joining Vornado Realty Trust in 1996, from December 1992 to December 1996, Mr. Fascitelli was a partner at Goldman Sachs & Co., an investment banking firm, where he was in charge of its real estate practice. Mr. Fascitelli also serves as the chairman of the investment committee and a board member of Cadre, a real estate technology company. He serves as a board member of Child Mind Institute, The Rockefeller University, ULI and University of Rhode Island. Mr. Fascitelli is a former Commissioner of the Port Authority of New York and New Jersey and a past Chairman of the Wharton Real Estate Center, where he served on the executive committee.

Our Board considered Mr. Fascitelli’s executive experience as President and Chief Executive Officer of Vornado Realty Trust and his extensive knowledge of and experience in the real estate industry, which the Board believes provide us with valuable experience and insight.

ROBERT G. HARPER
Age: 41 Director since: January 2017

Mr. Harper has served on our Board since January 2017. Mr. Harper currently serves as the Head of U.S. Asset Management for Blackstone. Since joining Blackstone in 2002, Mr. Harper has been involved in analyzing Blackstone’s real estate equity and debt investments in all property types. From September 2016 to May 2017, Mr. Harper served as a director and a member of the compensation committee of ESH Hospitality, Inc. and from January 2017 to December 2017, Mr. Harper served as a director of Park Hotels & Resorts Inc. Mr. Harper has previously served as Head of Europe for the Blackstone Real Estate Debt Strategies business and, prior to joining Blackstone, Mr. Harper worked for Morgan Stanley’s real estate private equity group.

Our Board considered Mr. Harper’s affiliation with Blackstone, significant experience in working with companies closely affiliated with private equity sponsors, particularly in the real estate industry, experience with real estate investing and extensive financial background.

9	2019 Proxy Statement

Proposal No. 1—Election of Directors (continued)

JEFFREY E. KELTER
Age: 64 Director since: November 2017

Mr. Kelter has served on our Board since November 2017. From January 2016 to November 2017, Mr. Kelter served on the Board of SWH and, from January 2014 to January 2016, served on the Board of SWAY. Mr. Kelter is a founding partner of KSH Capital, which provides real estate entrepreneurs with capital and expertise to grow their platforms. Prior to founding KSH Capital, Mr. Kelter was the founding partner and Chief Executive Officer of KTR Capital Partners, a private equity real estate investment and operating company focused on industrial properties throughout North America, until its May 2015 sale to Prologis, Inc. (NYSE: PLD). From 1997 to 2004, Mr. Kelter was President and Chief Executive Officer and served on the Board of Keystone Property Trust (“Keystone”), an industrial REIT. Mr. Kelter founded the predecessor to Keystone in 1982, and took the company public in 1997, where he and the management team directed its operations until its sale in 2004. Prior to forming Keystone, he served as President and Chief Executive Officer of Penn Square Properties, Inc., a real estate company which he founded in 1982. Mr. Kelter currently serves on the Board of Gramercy Property Trust (NYSE: GPT) and is a trustee of the ULI, Cold Spring Harbor Laboratory, Westminster School and Trinity College.

Our Board considered Mr. Kelter’s executive experience as President and Chief Executive Officer of Keystone and Penn Square and his extensive experience of over 20 years in commercial real estate.

JOHN B. RHEA
Age: 53 Director since: October 2015

Mr. Rhea has served on our Board since January 2017 and, prior to our IPO, from October 2015 to January 2017, served on the Boards of the IH Holding Entities. Mr. Rhea has served as President, Capital Markets and Corporate Finance at Siebert Cisneros Shank & Co., LLC, a full-service investment banking firm, since June 2017. Mr. Rhea is also Managing Partner of RHEAL Capital Management, LLC, a real estate development and investment firm he founded in March 2014, specializing in multifamily rental housing and mixed-use projects. Mr. Rhea previously served as a Senior Advisor to The Boston Consulting Group, a worldwide management consulting firm from July 2014 to September 2017. From May 2009 to January 2014, Mr. Rhea was a senior appointee of Michael R. Bloomberg, Mayor of the City of New York, where he served as Chairman and Chief Executive Officer of the New York City Housing Authority. Prior to his service with the Bloomberg Administration, Mr. Rhea was Managing Director and Co-Head of Consumer and Retail investment banking at Barclays Capital (and its predecessor firm Lehman Brothers) from May 2005 to April 2009. Previously, Mr. Rhea served as Managing Director at JPMorgan Chase & Co. from May 1997 to April 2005. Earlier in his career, Mr. Rhea worked at PepsiCo, Inc. and The Boston Consulting Group. Mr. Rhea has served on and chaired several non-profit boards and is currently a director of Wesleyan University, Red Cross Greater New York and University of Detroit Jesuit High School.

Our Board considered Mr. Rhea’s significant experience in our industry, including in development and regulation and his prior senior positions at real estate companies and regulatory bodies, including as Chairman and CEO of the New York City Housing Authority, and other companies.

2019 Proxy Statement	10

Proposal No. 1—Election of Directors (continued)

JANICE L. SEARS
Age: 58 Director since: January 2017

Ms. Sears has served on our Board since January 2017. Ms. Sears serves on the Board and is the Audit Committee Chairperson of Essex Property Trust, Inc. (NYSE: ESS), a fully integrated multifamily REIT, and as the Board Chairperson of The Swig Company, LLC, a corporate owner of office properties nationwide. From March 2014 to January 2016, Ms. Sears served as a Director and as the Audit Committee Chairperson of BioMed Realty Trust, Inc. and, from 1998 to 2009, was a Managing Director, Western Region Head in the Real Estate, Gaming & Lodging Investment Banking Group at Banc of America Securities where she was also the San Francisco Market President for Bank of America. From 1988 to 1998, Ms. Sears was Head of Client Management for Bank of America’s Commercial Real Estate Group in California, where she oversaw client relationships with REITs, home builders and real estate opportunity funds. From September 1982 to June 1988, Ms. Sears was a Real Estate Economist at both Chemical Bank and Citicorp in New York. Her professional activities have included Nareit, ULI and the National Association of Corporate Directors. Ms. Sears is the past President and past Treasurer of the San Francisco Chapter of the National Charity League and most recently sat on the Boards of the San Francisco Chamber of Commerce, the San Francisco Economic Development Council and Leadership San Francisco. She acts as an advisor to the Audit Committee of the education non-profit San Francisco Art Institute, and as an advisor to Helix, an early-stage real estate focused software company backed by Google Ventures, DFJ and others.

Our Board considered Ms. Sears’ knowledge of capital markets and accounting methods and principles, as well as her extensive financial background and experience working in the commercial real estate and REIT industry.

WILLIAM J. STEIN
Age: 57 Director since: October 2012

Mr. Stein has served on our Board since January 2017 and, prior to our IPO, from October 2012 to January 2017, served on the Boards of the IH Holding Entities. Mr. Stein has been a Senior Managing Director of Blackstone since January 2006. Since joining Blackstone in 1997, Mr. Stein has been involved in the direct asset management and asset management oversight of Blackstone’s global real estate platform. Before joining Blackstone, Mr. Stein was a Vice President at Heitman Real Estate Advisors and JMB Realty Corp. Mr. Stein currently serves on the Board of Nevada Property 1 LLC (The Cosmopolitan of Las Vegas), where he serves on the Audit Committee, and on the Board of BRE Select Hotels Corp (a voluntary filer with the Securities and Exchange Commission (the “SEC”)). He previously served on the Board of Hilton Worldwide Holdings Inc. (NYSE: HLT), Extended Stay America, Inc. (NYSE: STAY), La Quinta Holdings Inc. (NYSE: LQ) and Brixmor Property Group Inc. (NYSE: BRX). Mr. Stein is a member of the University of Michigan Ross School of Business Advisory Board and the University of Michigan Real Estate Fund Advisory Board.

Our Board considered Mr. Stein’s tenure with Blackstone, his involvement in the direct asset management and asset management oversight of Blackstone’s global real estate platform, his extensive financial background and his experience as an asset manager focusing on real estate investments.

11	2019 Proxy Statement

Proposal No. 1—Election of Directors (continued)

BARRY S. STERNLICHT
Age: 58 Director since: November 2017

Mr. Sternlicht has served on our Board since November 2017. From January 2016 to November 2017, Mr. Sternlicht served as one of the two Co-Chairmen of SWH’s Board and, from 2012 to January 2016, served on the Board of SWAY. Mr. Sternlicht has been the President and Chief Executive Officer of Starwood Capital Group, a private investment firm with a primary focus on global real estate, since its formation in 1991. During this time, Mr. Sternlicht has structured investment transactions with an asset value of more than $84 billion. From 1995 through early 2005, Mr. Sternlicht was the Chairman of the Board of Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT), a company he founded in 1995, until its acquisition by Marriott International, Inc. and as its Chief Executive Officer from January 1999 to October 2004. Mr. Sternlicht has served as Chairman of the Board and Chief Executive Officer of Starwood Property Trust, Inc. (NYSE: STWD) since its inception in 2009. From January 2013 to March 2017, Mr. Sternlicht served as Chairman of the Board of TRI Pointe Group, Inc. (NYSE: TPH). Mr. Sternlicht is currently the Chairman of the Board of Baccarat, S.A. and serves on the Board of The Estée Lauder Companies, Inc. (NYSE: EL). From 2012 to 2014, Mr. Sternlicht served on the Board of Restoration Hardware Holdings, Inc. (NYSE: RH) and is a former Trustee of Brown University, on whose Board he served for 12 years. He also currently serves on the Boards of The Robin Hood Foundation, the Real Estate Roundtable, the Dreamland Film & Performing Arts Center and the Executive Advisory Board of Americans for the Arts. Mr. Sternlicht is a member of the U.S. Olympic and Paralympic Foundation Trustee Council, the World Presidents Organization and the ULI.

Our Board considered Mr. Sternlicht’s extensive experience in both the real estate markets and as a senior executive and director of other publicly traded companies, which the Board believes enables him to provide us with leadership and financial expertise as well as insight into the current status of the global financial markets.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

2019 Proxy Statement	12

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Corporate Governance

The business and affairs of the Company are managed under the direction of our Board, as provided by Maryland law, and the Company conducts its business through meetings of the Board and its four standing committees: the Audit Committee, the Compensation and Management Development Committee (the “Compensation Committee”), the Nominating and Corporate Governance Committee and the Investment and Finance Committee.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	our Board is not classified whereby each of our directors is subject to annual reelection, and we will not classify our Board in the future without the approval of our stockholders;

•	our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	we have opted out of the Maryland business combination and control share acquisition statutes and cannot opt in without stockholder approval;

•	our directors and executive officers are subject to stock ownership and retention requirements;

•	our directors are not expected to serve after reaching age 75;

•	we intend that no director serve more than 15 years on our Board;

•	stockholders holding a majority of outstanding shares have the right to amend, alter or repeal our Bylaws, or adopt new Bylaws, at a duly called meeting of stockholders;

•	our stockholders may act by written consent;

•	we do not have a stockholder rights plan, and we will not adopt a stockholder rights plan in the future without stockholder approval; and

•

we have instituted a range of other corporate governance best practices, including limits on the number of directorships held by our directors to prevent “overboarding,” a robust director education program, rotation of committee members, regular Board and committee evaluations and a commitment to Board refreshment and diversity.

The stockholders agreement described under “Transactions with Related Persons—Stockholders Agreement” provides that Blackstone has the right to nominate directors to serve on our Board based on its percentage ownership of our common stock. Currently, Blackstone has the right to nominate three directors and it has designated Messrs. Caplan, Harper and Stein, each of whom are employed by Blackstone. The provisions of the stockholders agreement regarding the nomination of directors will remain in effect until Blackstone is no longer entitled to nominate a director to our Board, unless Blackstone requests the termination of such rights at an earlier date.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and the NYSE rules, a director is not independent unless the Board affirmatively determines that, in addition to not have a disqualifying relationship, as set forth in the NYSE rules, he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries which, in the opinion of the Board would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such relationship is material and whether such relationship would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

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The Board of Directors and Certain Governance Matters (continued)

The Nominating and Corporate Governance Committee undertook reviews of director independence and made recommendations to our Board as to those directors meeting the requisite NYSE independence standards applicable to serve on the Board and any heightened standards to serve on a committee of the Board. As a result of these reviews, the Board has affirmatively determined that each of Jana Cohen Barbe, Richard D. Bronson, Kenneth A. Caplan, Michael D. Fascitelli, Jonathan D. Gray (who served as our director until the 2018 annual meeting of stockholders), Robert G. Harper, Jeffrey E. Kelter, John B. Rhea, Janice L. Sears, William J. Stein and Barry S. Sternlicht is independent under all applicable NYSE standards for Board service and under our Corporate Governance Guidelines. At the committee level, the Board has affirmatively determined that each of Jana Cohen Barbe, Richard D. Bronson, John B. Rhea and Janice L. Sears, as a member of the Audit Committee, is “independent” for purposes of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that each of Jana Cohen Barbe, Michael D. Fascitelli, Jeffrey E. Kelter, John B. Rhea and William J. Stein, as a member of the Compensation Committee, is “independent” for purposes of Section 10C(b) of the Exchange Act.

In making its independence determinations, the Board considered and reviewed all information known to it, including information identified through directors’ questionnaires.

Board Structure

Our Articles of Incorporation and our Bylaws provide that our Board will consist of such number of directors as may from time to time be fixed by the Board, but may not be more than 15 or fewer than the minimum number permitted by Maryland law, which is one.

Our Board is led by our Chairperson, and the Chairperson position is separate from our President and CEO position. We believe that the separation of the Chairperson and President and CEO positions is appropriate corporate governance for us at this time. Accordingly, Mr. Blair serves as Chairperson, while Mr. Tanner serves as our President and CEO. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, our Chairperson’s attention to Board and committee matters allows the President and CEO to focus more specifically on overseeing the Company’s day-to-day operations, as well as strategic opportunities and planning.

Committees of the Board of Directors; Meetings of the Board of Directors and its Committees

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Investment and Finance Committee. The following table summarizes the current membership of each of the Board’s committees.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment and Finance Committee
Bryce Blair*
Dallas B. Tanner				Member
Jana Cohen Barbe	Member	Member
Richard D. Bronson	Member		Member
Kenneth A. Caplan				Member
Michael D. Fascitelli		Member		Chairperson
Robert G. Harper			Member	Member
Jeffrey E. Kelter		Member	Member
John B. Rhea	Member	Chairperson
Janice L. Sears	Chairperson			Member
William J. Stein		Member	Chairperson
Barry S. Sternlicht

*	Chairperson of the Board

2019 Proxy Statement	14

The Board of Directors and Certain Governance Matters (continued)

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and our annual meeting of stockholders. During the year ended December 31, 2018, the Board held six meetings, the Audit Committee held seven meetings, the Compensation Committee held five meetings, the Nominating and Corporate Governance Committee held four meetings and the Investment and Finance Committee held five meetings. In 2018, each director attended at least 75% of the meetings of the Board and of the committees on which he or she served as a member during the time in which he or she served as a member of the Board or such committees. We expect all directors to attend any meeting of stockholders, and 10 of our 11 directors who were nominees attended the 2018 annual meeting of stockholders.

Audit Committee

Each member of the Audit Committee has been determined to be “independent” in accordance with our Audit Committee charter and applicable NYSE and Exchange Act rules applicable to boards of directors generally and audit committees in particular. The Board has also determined that each member of the Audit Committee is “financially literate” within the meaning of the NYSE rules and that each of Mr. Rhea, Mr. Bronson and Ms. Sears qualifies as an “audit committee financial expert” as defined by applicable SEC rules.

The Audit Committee is responsible for, among other things:

•	assisting the Board with its oversight of our accounting and financial reporting process and financial statement audits;

•	assisting the Board with its oversight of our disclosure controls procedures and our internal control over financial reporting;

•	assessing the independent registered public accounting firm’s qualifications and independence;

•	engaging the independent registered public accounting firm;

•	overseeing the performance of our internal audit function and independent registered public accounting firm;

•	assisting with our compliance with legal and regulatory requirements in connection with the foregoing; and

•	overseeing our exposure to risks facing the Company, including, but not limited to, financial risks, information technology risks, tax risks, legal risks and enterprise risks.

Compensation and Management Development Committee

Each member of the Compensation Committee has been determined to be “independent” in accordance with our Compensation and Management Development Committee charter and the applicable NYSE and Exchange Act rules applicable to boards of directors generally and compensation committees in particular.

The Compensation Committee is responsible for, among other things:

•	establishing and reviewing the Company’s overall compensation philosophy;

•	overseeing the goals, objectives and compensation of our President and CEO, including evaluating the performance of the President and CEO in light of those goals;

•	reviewing and determining the salaries, performance-based incentives, and other matters related to the compensation of our other executive officers;

•	making recommendations to the Board regarding director compensation;

•	approving our benefit and other compensation plans and setting the terms of and making awards thereunder; and

•	assisting with our compliance with the compensation rules, regulations and guidelines promulgated by the NYSE, the SEC and other laws, as applicable.

For a description of our process for determining compensation, including the role of the Compensation Committee’s independent compensation consultant, see “Executive Compensation—Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

Each member of our Nominating and Corporate Governance Committee has been determined to be “independent” in accordance with our Nominating and Corporate Governance Committee charter and the applicable NYSE rules.

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The Board of Directors and Certain Governance Matters (continued)

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	developing a set of governance principles applicable to the Company and overseeing the Company’s governance policies;

•	identifying, reviewing, assessing and making recommendations to the Board as to candidates to serve on the Board and its committees;

•	considering matters related to director independence and conflicts of interest;

•	recommending those to serve as committee chairpersons; and

•	overseeing the annual evaluation of the Board and management.

Investment and Finance Committee

The Board has established an Investment and Finance Committee composed solely of members of the Board. The Investment and Finance Committee is responsible for, among other things:

•	overseeing matters related to the Company’s investments in real estate assets proposed by management;

•	overseeing the performance of the Company’s assets;

•	reviewing the Company’s investment and disposition policies, procedures, strategies and programs; and

•	reviewing the Company’s capital raising and other financing activities.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe our Board’s views and policies on a wide range of governance topics. These Corporate Governance Guidelines are reviewed periodically by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly upon recommendation to and approval by our Board.

Our Corporate Governance Guidelines, Audit Committee charter, Compensation Committee charter, Nominating and Corporate Governance Committee charter, Investment and Finance Committee charter, and other corporate governance information are available on our website at www.invitationhomes.com under “About Us”—“Investors”—“Corporate Governance”—“Governance Documents.” Any stockholder may also request them in print, without charge, by contacting the Corporate Secretary of Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and directors who have not been determined independent. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics (the “Code of Conduct”) that is applicable to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions which is posted on our website at www.invitationhomes.com under “About Us”—“Investors”—“Corporate Governance”—“Governance Documents.” Our Code of Conduct sets forth our policies and expectations on a number of topics, including, but not limited to, conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. Our Code of Conduct is a “code of ethics,” as defined by Item 406 of Regulation S-K promulgated by the SEC. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Conduct on our website rather than by filing a Current Report on Form 8-K and within the time period required under applicable rules and regulations.

2019 Proxy Statement	16

The Board of Directors and Certain Governance Matters (continued)

Oversight of Risk Management

We face various forms of risk in our business ranging from broad economic, housing market, and interest rate risks, to more specific factors, such as credit risk related to our residents, re-leasing of properties and competition for properties. See Part I. Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Form 10-K”). Our Board believes that effective risk management involves our entire corporate governance framework. Both management and the Board have key responsibilities in managing risk throughout the Company. The Board has overall responsibility in the oversight of risk management related to the Company and its business. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The Board is supported in its risk oversight function by its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment and Finance Committee. Each of these committees regularly meets with and reports to the Board. Management is responsible for identifying material risks, implementing appropriate risk management strategies, integrating risk management into our decision-making process and ensuring that information with respect to material risks is transmitted to senior executives and the Board. Members of the Board regularly meet with members of management and other key personnel who advise the Board on areas of enterprise risk, the Company’s risk mitigation and response strategies and any incidents that have arisen.

17	2019 Proxy Statement

The Board of Directors and Certain Governance Matters (continued)

The table below shows the Board’s and management’s key responsibilities in managing and overseeing risk throughout the Company.

Risk Oversight Responsibilities

Board

Risk Areas

Strategic

•  Reputation

•  Market Dynamics

•  Acquisitions & Dispositions

Operational

•  Sales & Marketing

•  Service & Delivery

•  Information Systems & Cybersecurity

•  Infrastructure & Assets

•  Hazards & Weather

•  People

Financial

•  Financial Reporting & Internal Controls

•  Capital Structure

•  Market

•  Liquidity & Credit

•  Tax

Legal, Regulatory & Compliance

•  Environmental

•  Social

•  Governance

Responsibilities

•  Overall oversight of the risk management process

•  Development of business strategy and major resource allocation

•  Leadership of management succession planning

•  Business conduct and compliance oversight

•  Receipt of regular reports from Board committees on specific risk oversight responsibilities

Board Committees
Audit	Compensation	Nominating and Corporate Governance	Investment and Finance

•   Oversight of enterprise risk management activities

•   Oversight of accounting and financial reporting

•   Oversight of integrity of financial statements

•   Oversight of compliance with legal and regulatory requirements applicable to accounting and financial reporting processes

•   Oversight of the performance of internal audit function

•   Oversight of the effectiveness of internal controls

•   Oversight of registered public accounting firm’s qualifications, performance and independence

•   Oversight of compensation-related risks and overall philosophy, as further described under “Other Matters—Risk Mitigation” in our Compensation Discussion and Analysis below

•   Oversight of regulatory compliance with respect to compensation matters

•   Overall corporate governance leadership

•   Provides recommendations regarding Board and Committee composition

•   Board succession planning

•   Oversight of regulatory compliance and corporate governance initiatives

•   Oversight of the evaluation of the Board and management

•   Oversight of asset portfolio and potential acquisitions and divestitures

•   Oversight of investment and financing policies and practices

•   Review of proposed equity and debt transactions, swaps and hedging transactions

•   Overall oversight of finance requirements, plans and strategies

Management

Responsibilities

•   Identify material risks

•   Implement appropriate risk management strategies

•   Integrate risk management into our decision making process

•   Ensure that information with respect to material risks is transmitted to senior executives and the Board

2019 Proxy Statement	18

The Board of Directors and Certain Governance Matters (continued)

Environmental, Social and Governance Initiatives

Our Board believes that integrating environmental, social and governance (“ESG”) initiatives into our strategic business objectives is critical to our long-term success. Through our integrated and ongoing approach to sustainability and corporate responsibility, we seek to drive positive change and create value for our stakeholders.

Our Mission, Vision and Values Our Associates Our Vendors Corporate Governance and Ethics Environment Our Communities and Residents

Our mission statement “Together with you, we make a house a home” reflects our commitment to a resident-centric business philosophy. The way we carry out that mission on a daily basis is reflected in our company’s core values: Unshakable Integrity; Genuine Care; Continuous Excellence; and Standout Citizenship. Our vision is to be the premier choice in home leasing by continuously enhancing our residents’ living experiences and communities.

Our logo represents four pillars: home; neighborhood; community; and Invitation Homes.

home neighborhood community invitation homes

We believe in doing business with a purpose. Since our inception, we have operated to benefit our residents, our associates and our communities by deeply embedding our values, ethics and integrity into all that we do. The way we think, act, partner and execute is guided by our values. Our Code of Conduct explains how we integrate our purpose, mission and values into our daily decisions. It demonstrates our commitment to our stakeholders to be a responsible corporate citizen and a good business partner.

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The Board of Directors and Certain Governance Matters (continued)

Our Communities and Residents

We recognize that the vitality of our business is directly linked to the vitality of the communities in which we operate. As of December 31, 2018, we and our predecessors have invested approximately $2.2 billion in the upfront renovation of homes in our portfolio. During the year ended December 31, 2018, we invested approximately $35,000 per home in the upfront renovation of homes. We believe that the investments we make and the high standards to which we renovate and maintain our homes benefit our communities, creating jobs and improving the overall quality of life for our residents and their neighbors. We believe such investments improve our relationships with local communities and home owners associations and enhance our brand recognition and loyalty. By offering quality homes in attractive neighborhoods, we believe we give residents the choice to lease a home in a community that may not have otherwise been attainable.

Invitation Homes puts residents first with our best-in-class ProCare Service property management platform. From welcoming residents with an in-person home orientation at move-in, to making residents’ lives easier with our Smart Home technology offering, to providing mid-lease customer care visits and 24/7 maintenance service, we strive to provide our residents with a worry-free leasing lifestyle.

We also take pride in giving back to our communities through philanthropic initiatives, such as our “There’s No Place Like Home” scholarship contest. In addition, Invitation Homes associates receive 20 hours of paid time off to volunteer in their communities each year. They have used this time to build homes and shelters, contribute and package food and school supplies and provide other needed support in their communities.

We take pride in consistently providing residents with friendly and professional service. That is why we ask our residents for their feedback after every interaction. Our associates’ compensation is linked to the quality of resident care they provide, and we recognize standout resident service with quarterly Genuine Care awards.

Our Associates

Our associates are our most precious resource. From our focus on health and safety to our support for a diverse and inclusive culture, we treat each other fairly and act with honesty, integrity and respect. We are committed to the professional development and career advancement of our associates. All associates can take advantage of in-house training courses and other programs administered by our dedicated Learning and Development team that helps prepare associates to be successful in their current positions as well as in their broader careers.

We believe passionately that diverse and inclusive companies make for more innovative, engaged and happy teams. Our organization makes it a priority to celebrate diversity and cultivate a culture of inclusion. Invitation Homes is proud to be an equal opportunity workplace dedicated to pursuing and hiring a diverse workforce.

Our company’s workplace wellness initiatives, such as wellness challenges and onsite health and wellness services (e.g., flu shots, massages, yoga classes) promote healthy habits and demonstrate managerial support for associates’ physical and emotional well-being. Invitation Homes is committed to employee health and welfare by providing a competitive benefits package, including health, dental, vision, term life and disability insurance.

Corporate Governance and Ethics

We believe it is critically important to maintain a corporate culture that demands integrity and reflects ethical values. Our Code of Conduct is a tool to help guide us as we collaborate to accomplish our goals together, while holding ourselves individually responsible for our work and accountable for our actions. Every Invitation Homes associate, regardless of location or position in the Company, has an obligation to follow the Code of Conduct every day, without exception. See “The Board of Directors and Certain Governance Matters—Code of Business Conduct and Ethics” for more information about our Code of Conduct.

Invitation Homes is committed to sound corporate governance practices and adherence to the highest ethical standards. We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the views and policies of our Board. See “The Board of Directors and Certain Governance Matters—Our Corporate Governance” for more information about our corporate governance practices.

Environment

At Invitation Homes, we strive to create a better way to live and be a force for positive change, and we are committed to efforts that make us more innovative and sustainable. Protecting the environment is critically important to us, and our

2019 Proxy Statement	20

The Board of Directors and Certain Governance Matters (continued)

sustainability initiatives help limit the carbon footprints and overall environmental impact of our homes. Those initiatives include: Smart Home technology that enables maintenance technicians and residents to control thermostats remotely and reduce energy consumption; standards of performance that require the use of energy-efficient lighting and appliances; and supply chain management that focuses on our vendors’ sustainability practices and procedures. We believe that we can respond to local and global environmental challenges by combining our strengths in sustainability, innovation and partnership.

Our Vendors

Everyone who works at or with Invitation Homes should feel confident about our high ethical standards, our honesty, and our integrity. Our Vendor Code of Conduct is an extension of our values to Company vendors and serves to highlight our commitment to ethical business practices and regulatory compliance. The Vendor Code of Conduct is posted on our website www.invitationhomes.com under “About Us”—“Corporate Citizenship.”

Corporate social responsibility is vitally important to who we are as a company. We support social and environmental initiatives, particularly in our operations and communities. Our Corporate Social Responsibility Policy is posted on our website www.invitationhomes.com under “About Us”—“Corporate Citizenship” and applies to all activities undertaken by or on behalf of Invitation Homes anywhere we operate. This policy encompasses areas of community and associate engagement, human rights, corporate governance and ethics, and environmental initiatives, that reflect existing and emerging standards of corporate social responsibility.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for recommending to the Board nominees for election as director, and the Board is responsible for selecting nominees for election. This nomination process occurs as part of the nomination of the slate of directors for election at our annual meeting of stockholders and at times when there is a vacancy on the Board or other need to add a director to the Board.

As part of this nomination process, the Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and, in considering such candidates, also assesses the size, composition and combined expertise of the Board and the extent to which the candidate would fill a present need on the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, but rather takes into account all factors it considers appropriate such as the individual’s relevant career experience, strength of character, judgment, familiarity with the Company’s business and industry, independence of thought, an ability to work collegially, diversity of background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, financial and accounting background, executive compensation background, relevant industry experience and technical skills and the size, composition and combined expertise of the existing Board. Although in identifying prospective director candidates, our Nominating and Corporate Governance Committee and the Board consider diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy.

The Nominating and Corporate Governance Committee may seek referrals and/or receive recommendations from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee may also, but need not, retain a search firm to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees for election at the annual meeting, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. In connection with its recommendation of a slate of nominees for election at the Annual Meeting, our Nominating and Corporate Governance Committee and the Board also considered and determined that Mr. Sternlicht’s service on more

21	2019 Proxy Statement

The Board of Directors and Certain Governance Matters (continued)

than two public company boards of directors, in addition to the board of directors of Starwood Property Trust, Inc., where he serves as the Chief Executive Officer, does not impair his ability to effectively serve on our Board.

We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. The process undertaken by the Nominating and Corporate Governance Committee resulted in the Board’s nomination of the directors named in this Proxy Statement and proposed for election by you at the Annual Meeting.

We believe that the director nominees are highly qualified individuals who possess a range of relevant skills, expertise and attributes, such as:

ACTIVE EXECUTIVE REAL ESTATE EXPERIENCE INVESTMENT EXPERIENCE OPERATIONS EXPERIENCE FINANCIAL OR BANKING EXPERIENCE PUBLIC COMPANY BOARD EXPERIENCE CORPORATE GOVERNANCE RISK MANAGEMENT INDEPENDENCE OVERALL BOARD DIVERSITY AVERAGE AGE OF BOARD 50 YEARS

Each of Messrs. Caplan, Harper and Stein were recommended by Blackstone to serve on our Board pursuant to the stockholders agreements described below under “Transactions with Related Persons.” Following the recommendation from our Nominating and Corporate Governance Committee in November 2018, the Board appointed Ms. Barbe to serve on the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set

2019 Proxy Statement	22

The Board of Directors and Certain Governance Matters (continued)

forth in our Bylaws. These requirements are also described under the caption “Stockholder Proposals for the 2020 Annual Meeting.”

Communications with the Board

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with the Chairperson of the Board, the chairperson of any of the Audit, Compensation, or Nominating and Corporate Governance Committees or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to Office of the Chief Legal Officer of the Company, at Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201, who will forward such communications to the appropriate party. Such communications may be done confidentially or anonymously.

23	2019 Proxy Statement

COMPENSATION OF DIRECTORS

During 2018, our Board underwent several changes. On April 20, 2018, Mr. Jonathan D. Gray informed the Board that he was unable to stand for re-election to our Board when his current term expired at the 2018 annual meeting of stockholders. The Board, upon recommendation of the Nominating and Corporate Governance Committee, nominated Kenneth A. Caplan, who previously served on our Board following our IPO until the consummation of the Merger in November 2017, as Mr. Gray’s successor, and Mr. Caplan was elected to the Board at the 2018 annual meeting of stockholders. On August 27, 2018, Mr. Tuomi stepped down as our President and CEO and as a member of our Board to go on a leave of absence to care for a family member’s medical issue. On November 12, 2018, the Board appointed Ms. Jana Cohen Barbe as a director of the Board, with a term expiring at the Annual Meeting.

No director employed by us or affiliated with Blackstone receives compensation for serving on our Board. Accordingly, in 2018, none of Messrs. Tuomi, Gray, Caplan, Harper, or Stein received compensation for serving on our Board. Mr. Tanner was appointed as the President and CEO, and as a director, on January 16, 2019. As an employee of the Company, he does not receive any compensation for his service as a director.

2018 Annual Director Compensation Program

In 2017, in connection with our IPO, we adopted an annual director compensation program. In 2018, eligible non-employee directors were entitled to receive annual compensation as follows:

•	a cash retainer of $60,000 ($350,000 in the case of the Board Chairperson);

•

an additional cash retainer of $20,000 for those serving as chairpersons of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment and Finance Committee; and

•

an equity award of $120,000 ($350,000 in the case of the Board Chairperson) in the form of time vesting restricted stock units (“RSUs”), which will generally vest in full on the date of our next annual meeting of stockholders following the grant date, subject to the director’s continued service on such vesting date, and will be in respect of a number of shares equal to the award amount divided by the closing price of our common stock on the NYSE on the grant date.

All RSUs granted to directors entitle the director to dividend equivalent payments in respect of the director’s RSUs, whether his or her RSUs are unvested or vested and not yet settled. The dividend equivalents are deliverable to the director on the regular payment date that such dividends are made to the company’s stockholders and in the same form as delivered to such stockholders whether in cash or common stock. To date, all dividends declared on the Company’s common stock were paid in cash.

In addition to the foregoing, Mr. Blair continues to receive an annual stipend in an amount of $40,000 in connection with the cost of his administrative support services. Our directors do not otherwise receive any other Company-paid or reimbursed personal benefits. In addition, our directors are not paid any fees for attending meetings, however, each director is reimbursed for reasonable travel and related expenses associated with his or her attendance at Board or committee meetings.

Our non-employee directors who are entitled to receive compensation for their service on the Board are also subject to a stock ownership policy, as described below under “Executive Compensation—Compensation Discussion and Analysis.”

2019 Proxy Statement	24

Compensation of Directors (continued)

Director Compensation Table for Fiscal 2018

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Bryce Blair	$350,000	$350,021	$40,000	$740,021
Jana Cohen Barbe	$ 10,000	$ 70,005	—	$ 80,005
Richard D. Bronson	$ 60,000	$120,001	—	$180,001
Kenneth A. Caplan	—	—	—	—
Michael D. Fascitelli	$ 80,000	$120,001	—	$200,001
Robert G. Harper	—	—	—	—
Jeffrey E. Kelter	$ 60,000	$120,001	—	$180,001
John B. Rhea	$ 80,000	$120,001	—	$200,001
Janice L. Sears	$ 80,000	$120,001	—	$200,001
William J. Stein	—	—	—	—
Barry S. Sternlicht	$ 60,000	$120,001	—	$180,001
Jonathan D. Gray	—	—	—	—

(1)

Amount represents the cash fees earned by each director during 2018 pursuant to our director compensation program then in effect; the amount reported for Ms. Barbe is prorated for the period she served on the Board during 2018.

(2)

Amount represents the aggregate grant date fair value of the directors’ annual RSU awards granted in 2018 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, using the assumptions discussed in Note 10 to the consolidated financial statements included in our 2018 Form 10-K. In accordance with the SEC’s rules, dividend equivalents that accrued on equity awards in 2018 are not reported above, because dividends were factored into the grant date fair value of these awards. The amount reported for Ms. Barbe represents a pro-rated award for the period she served on the Board during 2018.

(3)	As of December 31, 2018, the directors held unvested equity as follows:

Director(a)	RSUs
Bryce Blair(b)	105,651
Jana Cohen Barbe	3,232
Richard D. Bronson	5,482
Michael D. Fascitelli	5,482
Jeffrey E. Kelter	5,482
John B. Rhea	5,482
Janice L. Sears	5,482
Barry S. Sternlicht	5,482

(a)	The amounts reported for all directors represent each director’s unvested annual RSU award.

(b)	The amount reported for Mr. Blair represents the unvested director’s annual RSU award and the unvested Pre-IPO Supplemental Bonus (as defined below) RSUs which vested on February 6, 2019.

(4)	The amount reported for Mr. Blair represents the Company-reimbursed costs for Mr. Blair’s administrative support services.

25	2019 Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of our Compensation Committee during 2018 included Messrs. Fascitelli, Kelter, Rhea and Stein. During fiscal 2018, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or Board.

2019 Proxy Statement	26

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for 2019. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders do not ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.

Representatives of Deloitte are expected to be present at the Annual Meeting. They will also have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

In connection with the audit of our 2018 consolidated financial statements, we entered into an agreement with Deloitte, which sets forth the terms by which Deloitte performed audit services for the Company. The following table presents fees for professional services rendered by Deloitte for the audit of our financial statements for 2018 and 2017, and for fees billed for other services rendered by Deloitte during those periods.

($ in thousands)	2018	2017
Audit fees(1)	$1,973	$1,782
Audit-related fees(2)	246	752
Tax fees(3)	471	255
All other fees(4)	—	1,586

Total	$2,690	$4,375

(1)

Includes the aggregate audit fees recognized in each of the last two fiscal years for professional services rendered for the audits of the Company’s annual consolidated financial statements and the reviews of quarterly condensed consolidated financial statements.

(2)

Includes audit-related fees recognized in each of the last two fiscal years for professional services rendered in connection with the audit of our 401(k) plan and the review of information included in other documents filed or to be filed with the SEC, including the registration statement relating to the Merger.

(3)	Includes the aggregate tax fees recognized in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning.
(4)	Includes the aggregate fees recognized in 2017 for professional services rendered for tax advice and tax planning related to our IPO and the Merger.

All of the services covered under the captions “Audit fees,” “Audit-related fees,” “Tax fees,” and “All other fees” were pre-approved by the Audit Committee. The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Deloitte’s independence and concluded that it was.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to its approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and, except where services may be pre-approved under authority delegated by the Audit Committee, the Audit Committee pre-approves all audit and permitted non-audit services provided by any independent registered public

27	2019 Proxy Statement

Proposal No. 2—Ratification of Independent Registered Public Accounting Firm (continued)

accounting firm prior to each engagement. The Audit Committee has delegated to its Chairperson the authority to review and pre-approve any such services between the Audit Committee’s regular meetings, and any such pre-approval will be subsequently considered and ratified by the Audit Committee at its next regularly scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

2019 Proxy Statement	28

PROPOSAL NO. 3—NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding advisory vote, the compensation paid to our named executive officers as disclosed in this Proxy Statement. While the results of the vote are non-binding and advisory in nature, the Compensation Committee and the Board intend to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in “Compensation Discussion and Analysis,” as well as the discussion regarding the Compensation Committee in “The Board of Directors and Certain Governance Matters—Committees of the Board of Directors; Meetings of the Board of Directors and its Committees—Compensation and Management Development Committee.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

29	2019 Proxy Statement

PROPOSAL NO. 4—NON-BINDING VOTE TO DETERMINE FREQUENCY OF STOCKHOLDER VOTES TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to recommend, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding advisory vote in Proposal No. 3 above) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of the vote.

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in “Compensation Discussion and Analysis,” as well as the discussion regarding the Compensation Committee in “The Board of Directors and Certain Governance Matters—Committees of the Board of Directors; Meetings of the Board of Directors and its Committees—Compensation and Management Development Committee.”

We believe a one-year frequency is most consistent with the Company’s approach to compensation. Our reasons include:

•

We believe that an annual non-binding advisory vote on executive compensation will allow our stockholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement each year.

•

We believe that an annual non-binding advisory vote on executive compensation is consistent with our policy of seeking input from our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices, even though it is not required by law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO HOW FREQUENTLY A STOCKHOLDER VOTE TO APPROVE, IN A NON-BINDING ADVISORY VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

2019 Proxy Statement	30

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Committees of the Board of Directors; Meetings of the Board of Directors and its Committees—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our consolidated financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Janice L. Sears, Chairperson

Jana Cohen Barbe

Richard D. Bronson

John B. Rhea

31	2019 Proxy Statement

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

The Compensation and Management Development Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC.

Submitted by the Compensation and Management Development Committee of the Board of Directors:

John B. Rhea, Chairperson

Jana Cohen Barbe

Michael D. Fascitelli

Jeffrey E. Kelter

William J. Stein

2019 Proxy Statement	32

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executive officers.

  DALLAS B. TANNER

Title: President and Chief Executive Officer

Age: 38

Mr. Tanner has served as our President and CEO and a Board member since January 2019. As a founding member of our business, Mr. Tanner has been at the forefront of creating the single-family rental industry. Since the founding of Invitation Homes in April 2012, he has served as Executive Vice President and Chief Investment Officer, and from August 2018 to January 2019 as Interim President. Prior to our IPO in February 2017, he served on the boards of the company’s predecessor entities. Mr. Tanner has 17 years of real estate experience through the establishment of numerous real estate platforms. In 2005, he founded Treehouse Group, for which he privately sourced funds for platform investments, including single-family rental homes, multifamily properties, manufactured housing, residential land, bridge financing and property management. Mr. Tanner continues to be involved in Treehouse Group’s interest in Pathfinder Ventures, a Southwest-focused commercial real estate fund. In addition, he was a partner in the successful acquisition of First Scottsdale Bank of Arizona. Mr. Tanner served on the Maricopa County (Arizona) Flood Control Board and on the advisory board of First Scottsdale Bank. He is actively involved in American Indian Services and served as a missionary in the Netherlands and Belgium.

  ERNEST M. FREEDMAN

Title: Executive Vice President and Chief Financial Officer

Age: 48

Mr. Freedman has served as our Executive Vice President and Chief Financial Officer since October 2015. Mr. Freedman previously served as Executive Vice President and Chief Financial Officer of Apartment Investment and Management Company (“Aimco”) from 2009 to 2015. Mr. Freedman joined Aimco in 2007 as Senior Vice President of Financial Planning and Analysis and served as Senior Vice President of Finance from February 2009 to November 2009, where he was responsible for financial planning, tax, accounting and related areas. From 2004 to 2007, Mr. Freedman served as Chief Financial Officer of HEI Hotels and Resorts. From 2000 to 2004, Mr. Freedman was at GE Real Estate in a number of capacities, including operations controller and finance manager for investments and acquisitions. From 1993 to 2000, Mr. Freedman was with Ernst & Young, LLP, including one year as a senior manager in the real estate practice. Mr. Freedman is a certified public accountant.

  MARK A. SOLLS

Title: Executive Vice President, Chief Legal Officer and Secretary

Age: 62

Mr. Solls has served as our Executive Vice President, Chief Legal Officer and Secretary since August 2015. Mr. Solls previously served as Senior Vice President and General Counsel of DentalOne Partners, Inc., a dental service management organization, from August 2012 to July 2015. From April 2011 to July 2012, Mr. Solls served as a Legal Consultant to Susan G. Komen for the Cure Breast Cancer Foundation. Mr. Solls served as Executive Vice President and General Counsel of Concentra Inc., a healthcare management company, from August 2006 to January 2011. From September 2002 to May 2006, Mr. Solls served as Executive Vice President and General Counsel for Wyndham International, Inc., a leading hotel company. From 1998 to 2002, Mr. Solls served as Vice President and General Counsel of DalTile International Inc., a leading manufacturer and distributor of ceramic tile.

  CHARLES D. YOUNG

Title: Executive Vice President and Chief Operating Officer

Age: 50

Mr. Young has served as our Executive Vice President and Chief Operating Officer since November 2017. From March 2015 until we completed the Merger, Mr. Young served as the Chief Operating Officer of SWH and, from June 2013 to

33	2019 Proxy Statement

Executive Officers of the Company (continued)

March 2015 was Senior Vice President—West Division of SWAY Management LLC, SWH’s previous external manager. Mr. Young was previously the Regional Vice President, Eastern Region of Waypoint Real Estate Group HoldCo, LLC (the “Waypoint Manager”), a company he joined in 2012. Prior to joining the Waypoint Manager, Mr. Young was Executive Vice President at Mesa Development from 2003 to 2012, a national real estate developer, investor and service provider with a focus on complex mixed-use residential opportunities. Before Mesa, Mr. Young worked for Goldman, Sachs & Co. in their Real Estate Principal Investment Area (Whitehall) and Development Investment Banking Division, focusing on mergers and acquisitions. Mr. Young also created and managed two entrepreneurial ventures. He co-founded and was a managing director of The Kaleidoscope Group, L.L.C., a strategic diversity and management consulting firm, and he managed K.G. Holdings, LLC, a real estate holding and management firm. Before starting his career in real estate and investment banking, Mr. Young spent several years as a professional football player in the National Football League and the World Football league. He is an independent board member of Federal Home Bank of Chicago, a member of the Stanford Board of Trustees and a management board member of Stanford Graduate School of Business.

2019 Proxy Statement	34

EXECUTIVE COMPENSATION— COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section provides an overview of compensation and discusses compensation policies and programs for the following current and former executive officers of the Company (our named executive offices, each an “NEO” and, collectively, the “NEOs”):

•	Dallas B. Tanner, our President and CEO;

•	Frederick C. Tuomi, our former President and CEO;

•	Ernest M. Freedman, our Executive Vice President and Chief Financial Officer;

•	Mark A. Solls, our Executive Vice President, Chief Legal Officer and Secretary; and

•	Charles D. Young, our Executive Vice President and Chief Operating Officer.

Mr. Tuomi stepped down as our President and CEO on August 27, 2018 to go on a leave of absence to care for a family member’s medical issue. Mr. Tuomi’s employment with the Company terminated on January 16, 2019. The compensation information described below reflects what he earned or was eligible to earn for his services as the Company’s President and CEO in 2018, as well as amounts to which he was entitled in connection with the termination of his employment with the Company.

Effective August 27, 2018, the Board appointed Mr. Dallas B. Tanner, then the Company’s Executive Vice President and Chief Investment Officer, to serve as Interim President (principal executive officer). On January 16, 2019, the Board appointed Mr. Tanner as the Company’s President and CEO and as a member of the Board.

Executive Summary

We have accomplished great milestones in the past two years, including our February 2017 IPO, the second largest initial public offering by a REIT, generating $1.8 billion in gross proceeds, and our November 2017 Merger with SWH, followed by the successful integration of the two companies throughout 2018. Our vision is to be the premier choice in home leasing by continuously enhancing our residents’ living experience, and continuing to make significant contributions to economic growth, job creation and the vitality of the local communities we serve.

Time of IPO Year-end 2018 $1.8 billion capital raise Second largest REIT IPO 48,229 Homes $6.2 billion market capitalization Merger with Starwood Waypoint Homes (Over $20 billion in combined enterprise value) 80,807 Homes $10.5 billion market capitalization

The overarching goal of our executive compensation program is to motivate our leaders to achieve our key strategic priorities and focus on long-term value creation for our stockholders. Our executive compensation program is designed to reward for financial performance and specific business results, mitigate material risks and align with stockholder interests by having a significant portion composed of long-term equity-based awards.

We set pay levels commensurate with performance and the need to attract and retain high quality talent, and consider many factors in setting executive compensation, including the advice of the Compensation Committee’s consultant, level of pay relative to the Company’s other executives, competitive market data and Company and individual performance and results.

35	2019 Proxy Statement

Executive Compensation—Compensation Discussion and Analysis (continued)

In determining 2018 executive compensation, the Compensation Committee considered the synergies created by the integration of Invitation Homes and SWH, Core Revenue Growth, Adjusted Funds from Operation (“AFFO”) and Enhanced Resident Loyalty, as well as individual executive performance.

Some of our key business results for 2018 were:

$0.95(1) AFFO of $0.95 per share, up 8.1% year-over-year On a Generally Accepted Accounting Principles (“GAAP”) basis, $(0.01) net loss per diluted common share	Enhanced Resident Loyalty We achieved a rating of 3 out of 5 (or 100%) on our qualitative assessment of enhancing resident loyalty in 2018
4.5%(2)(3) Same Store Core Revenue Growth year-over-year On a GAAP basis, 63.4% total revenue growth year-over-year	Improved Portfolio $279 million of acquisitions and $512 million of dispositions to improve portfolio quality and footprint
$46 Million in Synergies(4) Run-rate annual synergies exceeded our initial guidance midpoint for 2018 by $10 million	Repayment of Debt Repayment of $4.6 billion of debt with proceeds from four new securitizations, net investment proceeds, and cash on hand, lengthening our maturity profile and reducing our debt costs

(1)

Please see Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” in our 2018 Form 10-K for the reconciliation of AFFO to net income, the most directly comparable GAAP measure.

(2)	See “Annex A: Non-GAAP Reconciliations” for reconciliation of Total Revenues to Same Store Total Revenues and Same Store Core Revenues, full year.

(3)	“Same Store” is defined in our 2018 Form 10-K under “Defined Terms.” “Core Revenue” for an identified population of homes reflects total revenues, net of any resident recoveries.

(4)

Run Rate Annualized Synergies as of 2018 year end is defined as the annualized impact achieved in 2018 from any costs eliminated, net of costs added, associated with the integration of the legacy Invitation Homes and SWH platforms.

We maintain strong governance standards in the oversight of our executive compensation programs, including the following policies and practices that were in effect during 2018.

What We Do:

The majority of our executive compensation is performance-based and at-risk, tied to rigorous absolute and relative performance goals;

We utilize a balanced mix of metrics for our annual and long-term incentive plans to measure the Company’s performance;

We have implemented a claw-back policy for long-term incentive awards to allow for the Company to seek reimbursement from our senior executives;

We have a stock ownership policy for our executive officers and non-employee directors; and

We engage an independent compensation consultant that does not provide any other consulting or other services to the Company.

2019 Proxy Statement	36

Executive Compensation—Compensation Discussion and Analysis (continued)

What We Do Not Do:

No employment agreements or individual change in control agreements;

We do not encourage excessive risk taking (we conduct annual formal enterprise risk assessments);

No excise tax gross-ups;

We prohibit hedging and restrict pledging or borrowing against Company stock; and

Generally, no executive-only perquisites such as company cars, security systems or financial planning.

Executive Compensation Objectives and Philosophy

Our executive compensation philosophy and corresponding pay practices are designed to attract and retain individuals with the qualifications to manage and lead the Company as well as to motivate them to develop professionally, contribute to the achievement of our financial goals and ultimately create and grow our equity value. Our compensation philosophy aligns our executives with our growth objectives via equity compensation and annual incentive compensation, the value of which is driven by our performance over the long and short term, respectively. All of our NEOs maintain a significant equity stake in the Company.

Our goal is to provide executive pay programs that:

Deliver competitive levels of compensation to attract, retain and motivate highly qualified executives;

Foster a strong relationship between stockholder value and executive compensation by having a significant portion of compensation composed of long-term incentive awards;

Emphasize performance-based compensation contingent upon achieving financial and business area performance goals; and

Promote our core values: Unshakable Integrity; Genuine Care; Continuous Excellence; and Standout Citizenship.

When designing the Company’s executive compensation plans and making individual compensation decisions, the Compensation Committee considers several key principles:

Cultivate long-term value creation without taking unnecessary risks;

Combine both short- and long-term compensation to promote retention and create a pay-for-performance environment;

Emphasize at-risk pay over fixed pay, yet create a positive work environment that rewards long-term achievements; and

Motivate and reward for successfully executing our business strategies.

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Executive Compensation—Compensation Discussion and Analysis (continued)

Determination of Compensation

Independent Review and Approval of Executive Compensation

The Compensation Committee oversees and approves key aspects of executive compensation, including salaries, corporate goals and individual objectives, payouts under the annual cash incentive plan, and the size and structure of long-term incentive awards for our NEOs. The Compensation Committee approves objectives designed to align executive pay with Company performance and stockholder interests and also seeks to provide competitive pay opportunities tied to performance and designed to retain talent, maximize stockholder value and mitigate material risk.

The Compensation Committee does not delegate any substantive responsibility related to the compensation of NEOs and exercises its independent judgment when approving executive compensation. No member of the Compensation Committee is a former or current officer of the Company or any of its subsidiaries. They are all independent under current NYSE listing standards.

The Compensation Committee takes into account the aggregate amount and mix of all components of compensation when considering compensation decisions affecting the CEO and other NEOs. The Compensation Committee considers many factors, including the advice of its independent compensation consultant, competitive market data, level of pay relative to the Company’s other executives, and the alignment of the Company’s total pay opportunity and pay outcomes with performance.

The Compensation Committee conducts an annual evaluation process of the CEO. The Compensation Committee’s recommendation for the CEO’s compensation is presented to and approved by the independent members of the Board. The CEO does not have a role in and is not present during discussions regarding his own compensation. The CEO traditionally has a role in setting the compensation for other NEOs by providing recommendations to the Compensation Committee. The Compensation Committee has the discretion to accept, reject, or modify the CEO’s recommendations.

The Role of the Compensation Committee’s Independent Consultant

The Compensation Committee has sole authority under its charter to retain advisors and consultants as it deems appropriate. The Compensation Committee has retained FPL Associates, L.P. (“FPL”), a nationally recognized leader in advising public REITs on executive compensation and related matters, as its compensation consultant.

FPL attends Compensation Committee meetings, reviews compensation data with the Compensation Committee, and participates in general discussions regarding executive compensation issues. FPL reports to the Compensation Committee, and only at the Compensation Committee’s direction, will work with management to develop materials and analyses essential to the Compensation Committee’s executive compensation evaluations and determination. Such materials include competitive market assessments.

FPL regularly participates in executive sessions with the Compensation Committee (without any of the Company’s personnel or executives present) to discuss compensation matters. FPL does not provide any other services to the Company and has no other direct or indirect business relationships with the Company. Taking these and other factors into account, the Compensation Committee has determined that the work performed by FPL does not raise any conflicts of interest.

Use of Peer Data

We are always competing for the best talent in the marketplace. Accordingly, the Compensation Committee regularly reviews the market data, pay practices and ranges of our “peer” companies to ensure that we continue to offer a relevant and competitive executive pay program each year. The Compensation Committee believes this allows the Company to successfully attract and retain the high quality executive talent critical to the Company’s long-term success.

The Compensation Committee reviews the potential total compensation package for each of the executive officers against a pre-selected peer group, consisting of other publicly traded REITs, based on data compiled by FPL. Consistent with the objectives of the Company’s executive compensation program, the Compensation Committee compares executive officer compensation against these peer companies to ensure that the Company attracts and retains highly qualified executive officers by providing a total executive compensation package that is competitive with those provided by the Company’s peers.

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Executive Compensation—Compensation Discussion and Analysis (continued)

FPL assists the Compensation Committee in selecting the Company’s peer group. It should be noted that from a direct competitor perspective in the public domain, there is only one public single-family rental focused REIT of comparable size to us. As such, in creating a more robust data set by which to examine market competitive pay practices, FPL and the Compensation Committee utilized a methodology for peer selection based on the following primary factors: (i) focus on residential operations; (ii) similarity of size in terms of total market capitalization (in using best practices, the peers span from being between 0.5x-2.0x of our market capitalization and we rank at the median of the peer group); and/or (iii) a national presence. Based on all of the foregoing factors, FPL analyzed compensation practices within the following peer group of REITs:

Peer Company Name	Asset Focus
American Homes 4 Rent	Single-Family Rental
Apartment Investment and Management Company	Multifamily
AvalonBay Communities, Inc.	Multifamily
Boston Properties, Inc.	Office
Camden Property Trust	Multifamily
Digital Realty Trust, Inc.	Specialty
Equity Residential	Multifamily
Essex Property Trust, Inc.	Multifamily
Extra Space Storage Inc.	Self-Storage
GGP Inc.(1)	Regional Mall
HCP, Inc.	Health Care
Mid-America Apartment Communities, Inc.	Multifamily
Realty Income Corporation	Diversified
Regency Centers Corporation	Shopping Center
UDR, Inc.	Multifamily

(1)	GGP Inc. is no longer a public company; therefore, it will be excluded from our peer group for 2019.

In 2018, the Compensation Committee reviewed compensation data for executives at the peer companies with positions comparable to those held by the NEOs. This data consisted of base salary, annual cash incentives, and equity award information (the latter two components on an actual and target basis), paid by each of the peer companies based on public filings as well as FPL’s proprietary database, which also includes data from the Nareit Compensation Survey (which FPL conducts). FPL’s analysis concluded that the peer companies generally have compensation programs comparable to ours, with annual bonuses typically in the form of cash and long-term compensation typically in the form of both performance vesting equity awards and time vesting equity awards. The Compensation Committee typically uses the median levels of compensation within the peer group as an initial point of reference for setting pay and uses the market data provided by the peer group as one of several reference points useful for determining the form and amount of compensation; however, the Compensation Committee does not specifically target a percentile for benchmarking purposes and actual compensation paid may fluctuate above/below the median of the peer group based on the Company’s performance and achievement of the goals established by the Compensation Committee for the executive officers. The Compensation Committee expects to review the peer group periodically and make changes as warranted and deemed appropriate by the Compensation Committee.

Elements of Compensation

Our compensation program is heavily weighted towards performance-based compensation, reflecting our philosophy of increasing the long-term value of the Company and supporting strategic and operational objectives.

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Executive Compensation—Compensation Discussion and Analysis (continued)

For 2018, the compensation framework had three main compensation program elements that assessed performance across a variety of goals and measured performance across an annual and multi-year performance period while preserving a substantial emphasis on performance-based pay. The performance-based components include a threshold, target and maximum opportunity for the annual cash incentive award and the performance vesting RSUs. The table below contains a design overview of the 2018 executive compensation program.

Element	Form	Metrics and Weighting
Base Salary	Fixed Cash	Fixed rate of pay utilized to attract and retain executives
Annual Cash Incentive	Performance-Based Cash

90% Corporate financial objectives (including AFFO per share and Same Store Core Revenue Growth YoY), defined corporate priorities (including Run Rate Annualized Synergies as of 2018 year end, and Enhanced Resident Loyalty) and defined business unit and operational objectives

10% Individual performance goals
Long-Term Incentive Award	Performance Vesting RSUs

75% Forward-looking three-year performance period in which awards may be earned based 45% upon the compounded, annual growth rate (“CAGR”) of the Company’s total stockholder return (“TSR”) relative to the MSCI US REIT Index (the “TSR Relative to RMS Index CAGR”) and 30% upon Same Store NOI Growth(1) CAGR; if earned at the end of the performance period, awards will be eligible to vest on the Certification Date (as defined below); if three-year absolute TSR is negative, TSR metric is capped at target

	Time Vesting RSUs	25% Awards vest ratably over three years

(1)

Same Store NOI Growth is defined as the percentage year-over-year change in Net Operating Income (“NOI”) in our Same Store portfolio where NOI is calculated as described in our 2018 Form 10-K under Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures.”

Alignment of Pay with Performance

Our executive compensation program provides significant alignment between pay and performance by linking a meaningful portion of total compensation to the achievement of operational and strategic goals through our short-term incentive program, as well as rigorous relative shareholder return goals through our long-term incentive program. In line with our strong commitment to performance-based compensation we had zero payout for absolute TSR CAGR under Tranche 2 of our 2017 long-term incentive plan with a performance period ending on December 31, 2018.

In 2018, approximately 70% of our former CEO’s total target compensation and approximately 65% of our other NEOs’ total target compensation was performance-based and not guaranteed and 30% and 35%, respectively, was fixed (including base salary and time-based RSU grants, the latter of which vest over a three-year period, with the ultimate value subject to our share performance). To build even stronger pay-for-performance alignment with our shareholders, long-term incentive awards are predominantly “at-risk” performance-based equity awards, the ultimate value of which depends entirely on the Company’s future relative total shareholder return and three-year Same Store NOI growth. The following diagrams present the allocation of total pay among different components of our executive compensation program for our former CEO and the weighted-average of each component for our other NEOs as a group.

2018 Target Pay Mix – Former CEO	2018 Target Pay Mix – Other NEOs (Avg.)

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Executive Compensation—Compensation Discussion and Analysis (continued)

Base Salary

Base salary compensates our NEOs for performing the requirements of their positions and provides them with a level of cash income predictability and stability with respect to a portion of their total compensation. The Compensation Committee believes that base salaries for our NEOs should reflect market competitive levels of pay and factors unique to each executive such as experience and breadth of responsibilities, performance, individual skill set, time in the role and pay relative to peers within the Company. In light of the Merger with SWH in 2017, we adjusted 2018 salaries for our NEOs to better reflect their expanded roles and significantly larger size of the Company.

Base salaries for the NEOs as of December 31, 2017 and 2018 are as follows:

Name	2017	2018	% Change
Dallas B. Tanner	$450,000	$525,000	17%
Frederick C. Tuomi	$800,000	$800,000	0%
Ernest M. Freedman	$600,000	$600,000	0%
Charles D. Young	$425,000	$525,000	24%
Mark A. Solls	$375,000	$425,000	13%

2018 Annual Cash Incentive Program

In 2018, our NEOs participated in an annual cash incentive program under which each of the executives was eligible to receive an annual cash incentive based upon the achievement of certain performance criteria. The goals were comprised of Corporate Goals, which were shared by all NEOs, and business unit goals for all NEOs (other than Mr. Tuomi, who as our former CEO did not have a single business unit to oversee), which were unique to each executive. These goals were pre-established, with the majority measured objectively. Each executive was also assigned individual goals for 2018.

Each of Messrs. Tuomi, Tanner, Freedman, Young and Solls’ total award opportunity under the 2018 annual cash incentive program was based on the financial, corporate and individual objectives as set forth below:

	Dallas B. Tanner President and Chief Executive Officer	Frederick C. Tuomi Former President and Chief Executive Officer	Ernest M. Freedman EVP, Chief Financial Officer	Charles D. Young EVP, Chief Operating Officer	Mark A. Solls EVP, Chief Legal Officer
AFFO per Share	20%	30%	20%	20%	20%
Same Store Core Revenue Growth year-over-year	20%	30%	20%	20%	20%
Run Rate Annualized Synergies as of 2018 YE	20%	20%	20%	20%	20%
Enhanced Resident Loyalty Strategy	10%	10%	10%	10%	10%
Business Unit Goals and Objectives	20%	0%	20%	20%	20%
Individual Goals and Objectives	10%	10%	10%	10%	10%

	100%	100%	100%	100%	100%

The corporate financial objectives under the 2018 annual cash incentive program consisted of: (1) Total AFFO per Share (“AFFO per Share,” where AFFO and FFO are calculated as described in our 2018 Form 10-K, under Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures”); (2) Same Store Core Revenue Growth year-over-year (“Core Revenue,” as defined above); (3) Run Rate Annualized Synergies as of 2018 year end, as defined above; and (4) an Enhanced Resident Loyalty, which was scored based on a subjective assessment range of 1-5.

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Executive Compensation—Compensation Discussion and Analysis (continued)

The Compensation Committee established specific performance goals within each of the above corporate metrics that contained a defined threshold (50%), target (100%), and maximum (150%) opportunity. Our target level generally aligned with our budget, with a bandwidth from target in which the maximum opportunity requires a high degree of performance. Annual cash incentive scores were interpolated on a straight-line basis based on actual achievement between the threshold, target and maximum levels with no payout for any performance measure that did not achieve the threshold. The diagrams below illustrate the specific goals across each corporate metric, which were established at the beginning of 2018, as well as our actual results.

AFFO per Share	Same Store Core Revenue Growth year-over-year

Run Rate Annualized Synergies ($MM)	Enhanced Resident Loyalty

Business unit goals for Messrs. Tanner, Freedman, Young and Solls were tied to the strategic initiatives each business unit was focused on for the fiscal year. For leaders who run multiple business units, an average of their scores is reflected. For example, Mr. Freedman’s goals included a combination of the business units which report into him or over which he has administrative oversight: Accounting, Financial Planning and Quantitative Analysis, Internal Audit, Investor Relations and Project Management. Business unit goals addressed growth and development areas specific to each leader, such as financial goals, integration-based initiatives, culture and talent development.

For Messrs. Tanner, Freedman, Young and Solls individual goals were aligned with their respective business units’ goals, including financial performance and cost efficiencies, integration milestones, associate development and resident satisfaction tied to one of our core values: Genuine Care.

Business unit (except for Operations) and individual goal scores were based on a subjective assessment range of 1-5. In the case of Operations, business unit goal scores were based on operational metric performance vs. target including: average occupancy (as defined in our 2018 Form 10-K under “Defined Terms”), net effective rental rate growth (as defined in our 2018 Form 10-K under “Defined Terms”), and net total cost to maintain (represents the sum of recurring repairs and maintenance and recurring turnover expenses net of resident reimbursements and recurring capital expenditures). All metrics are for the Same Store portfolio. Annual cash incentive scores were interpolated on a straight-line basis based on actual achievement between the threshold, target and maximum levels with no payout for any performance measure that did not achieve the threshold.

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Executive Compensation—Compensation Discussion and Analysis (continued)

In February 2019, the Compensation Committee determined the results of the individual performance objectives for Mr. Tuomi and Mr. Tanner. Individual performance goals for each other NEO other than himself were reviewed and scored by Mr. Tanner and ultimately approved by the Compensation Committee. Based on these individual performance scores and the achievement of the corporate and business performance objectives set forth above, the Compensation Committee approved the following 2018 actual annual incentive awards:

Name	Target	Target Award (% of FYE Base Salary)	Actual Annual Cash Incentive as % of Target	Amount Earned
Dallas B. Tanner	$656,250	125%	106.8%	$685,150
Frederick C. Tuomi	$1,200,000	150%	99.5%	$1,194,000
Ernest M. Freedman	$750,000	125%	108.7%	$814,875
Charles D. Young	$656,250	125%	96.7%	$616,220
Mark A. Solls	$425,000	100%	108.3%	$451,735

Also, in February 2019, in recognition of Mr. Tanner’s service as the Company’s Interim President from August 27, 2018 through January 16, 2019, while Mr. Tuomi was on a leave of absence, the Compensation Committee approved an additional cash bonus of $221,267 to account for Mr. Tanner’s increased responsibilities during that time.

2018 Long-Term (Equity) Incentive Program

On February 28, 2018, the Compensation Committee approved a 2018 long-term incentive stock program (the “2018 LTIP”) under the Invitation Homes Inc. 2017 Omnibus Incentive Plan (the “Incentive Plan”), and granted our NEOs equity-based awards in the form of time vesting RSUs and performance vesting RSUs. When considering the design of the 2018 LTIP, the Compensation Committee incorporated several key design practices:

A majority (75%) is performance-based;

We target to outperform (a target payout is earned only if we outperform on a relative basis);

Awards are capped at target to the extent the Company’s TSR is negative across the performance period; and

We also provide for a portion of our awards that aid in long-term retention (time-based).

For each individual award, 75% of the 2018 LTIP RSUs at target are based on performance, of which 45% are tied to the TSR Relative to RMS Index CAGR (with a cap at target if the Company’s absolute TSR is negative) and 30% are tied to the Company’s Same Store NOI CAGR. The Compensation Committee set goals which are reasonably achievable but challenging.

2018 LTIP Awards

The time vesting RSUs under the 2018 LTIP are scheduled to vest in equal annual installments on each of the first three anniversaries of March 1, 2018, subject to each NEO’s continued employment through the applicable vesting date, with certain limited exceptions.

The performance vesting RSUs under the 2018 LTIP may be earned based on the achievement of performance conditions over a three-year performance period from January 1, 2018 through December 31, 2020. The number of performance vesting RSUs that may be earned will be determined based on performance achieved during the specified performance period. The performance vesting RSUs may be earned based on two performance measures: (1) the TSR Relative to RMS Index CAGR for the performance period; and (2) the Company’s Same Store NOI CAGR.

Under the terms of the 2018 LTIP award agreements, each of our NEOs is eligible to earn, in respect of each performance condition, a threshold, target and maximum number of performance vesting RSUs based on whether the

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Executive Compensation—Compensation Discussion and Analysis (continued)

performance criteria are achieved at threshold, target or maximum levels. The total number of performance vesting RSUs earned with respect to each performance measure is based on an achievement factor which, in each case, ranges from a 0% payout for below threshold performance, to 50% for threshold performance, to 100% for target performance and up to 200% for performance at maximum levels or above for Messrs. Tanner, Freedman, Young and Solls. Pursuant to the binding term sheet between the Company and Mr. Tuomi dated September 19, 2017 (the “Tuomi Term Sheet”), his maximum performance potential is 150%. The resulting achievement will be interpolated on a straight-line basis based on actual achievement between the threshold, target and maximum levels with no payout for any performance measure that did not achieve the threshold.

In general, performance vesting RSUs are earned on the date after the end of the performance period on which the Compensation Committee certifies the extent to which the performance criteria have been achieved (the “Certification Date”). The performance vesting RSUs will vest on the Certification Date, subject to each NEO’s continued employment through such Certification Date except in the event of a qualifying involuntary termination. Any unearned performance vesting RSUs will be forfeited without consideration.

Under the 2018 LTIP, the Compensation Committee granted time vesting and performance vesting RSUs to our NEOs in the following amounts (the number of performance vesting RSUs below reflects the number of shares at target), with the actual number of shares to be earned based on the actual achievement of the performance criteria described above.

Name	Performance Vesting RSUs(1) (Target) (#)	Time Vesting RSUs(1) (#)
Dallas B. Tanner	47,912	17,116
Frederick C. Tuomi(2)	124,889	39,937
Ernest M. Freedman	47,912	17,116
Charles D. Young	47,912	17,116
Mark A. Solls	15,972	5,706

(1)

The closing price of our common stock on the NYSE on the grant date, March 1, 2018, was $21.91. Conversion to RSUs for the TSR component of the award assumes a TSR valuation factor of 93.4% for Mr. Tuomi and 112.55% for all others.

(2)

Upon Mr. Tuomi’s termination of employment with us (i) 13,312 time vesting RSUs under the 2018 LTIP vested, and 26,625 time vesting RSUs under the 2018 LTIP were forfeited and (ii) 43,415 performance vesting RSUs under the 2018 LTIP remain outstanding and may be earned based on the achievement of performance conditions over the three-year performance period, and 81,474 performance vesting RSUs under the 2018 LTIP were forfeited.

Holders of 2018 LTIP time vesting RSUs and earned performance vesting RSUs are entitled to receive dividends or dividend equivalent payments, as applicable, to the extent dividends are declared on the Company’s common stock. Such dividends or dividend equivalent payments, as applicable, are payable on the same date and in the same form as are paid to holders of the Company’s common stock. Unearned performance vesting RSUs accrue dividend equivalents, but such dividend equivalents will only be paid to the extent the underlying performance vesting RSUs are earned and, once earned, are payable in the same form as that paid to the Company’s holders of common stock. To date, all dividends declared on the Company’s common stock were paid in cash.

Each of the NEO grantees of the 2018 LTIP RSUs is subject to restrictive covenants related to post-employment non-solicitation and non-competition for twelve months following any termination of employment and indefinite covenants covering trade secrets, confidentiality and non-disparagement. Under the 2018 LTIP award agreements, if there is a restrictive covenant violation or the NEO engages in a detrimental activity (as defined in the 2018 LTIP award agreement) in the four-year period following the grant date, the NEO will be required to pay the Company an amount equal to the after-tax proceeds received upon the sale or disposition of the equity award and any shares issued in respect thereof. In addition, the 2018 LTIP RSUs are subject to clawback in the event of a restatement of the Company’s financial results due to the executive’s fraud or intentional illegal conduct where such restatement results in fewer earned performance vesting RSUs.

2018 Supplemental Bonus Award

On February 28, 2018, the Compensation Committee granted to each of Messrs. Tuomi, Tanner, Freedman, Young and Solls a one-time supplemental award of 34,231, 18,257, 18,257, 18,257 and 9,129 time vesting RSUs, respectively

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Executive Compensation—Compensation Discussion and Analysis (continued)

(collectively, the “2018 Supplemental Bonus Award”), in recognition of their leadership efforts towards the successful completion of the Merger and the ongoing work on the integration of the two companies’ businesses and operations. These RSUs generally vest in equal annual installments on each of the first three anniversaries of March 1, 2018, subject to each NEO’s continued employment through the applicable vesting date. The other terms of the 2018 Supplemental Bonus Award, including the terms related to dividends or dividend equivalent payments, as applicable, restrictive covenants and clawback are substantially the same as those applicable to the 2018 LTIP time vesting RSUs described above. In connection with, and as of the date of Mr. Tuomi’s termination, the next installment of 11,410 of his 2018 Supplemental Bonus Award RSUs vested, and the remaining 22,821 RSUs were forfeited.

Status of Pre-2018 Long-Term Incentive Award Programs

Pre-IPO Supplemental Bonus

In October 2016, we established a supplemental bonus plan for several key executives and employees, including Messrs. Tanner, Freedman and Solls, which plan was further modified in connection with the IPO (the “Pre-IPO Supplemental Bonus”). Under this Pre-IPO Supplemental Bonus, we made cash awards to each of Messrs. Tanner, Freedman and Solls in the amount of approximately $2.0 million, $5.3 million and $1.9 million, respectively. Following the IPO, we converted all of these cash awards into RSUs issued under our Incentive Plan. The number of RSUs issued in respect of each award was equal to the award amount divided by $20.00, the per share price of our common stock sold to the public in the IPO.

As to Mr. Tanner and Mr. Solls, all of the RSUs under the Pre-IPO Supplemental Bonus vested in three equal annual installments, with the first tranche vesting on the February 6, 2017 completion of the IPO, and the second and third tranches vesting, respectively, on the first and second anniversaries thereafter.

As to Mr. Freedman, all of his Pre-IPO Supplemental Bonus RSUs vested 80% upon the February 6, 2017 completion of the IPO, and the remaining 20% vested on August 6, 2018, 18 months after the completion of our IPO.

The following table sets forth the number and value of shares of vested and unvested RSUs as of December 31, 2018, Messrs. Tanner, Freedman and Solls received at the time of the IPO in respect of their awards granted in the Pre-IPO Supplemental Bonus based on the vesting described above.

	Vested RSUs Received in Exchange for the Pre-IPO Supplemental Bonus		Unvested RSUs Received in Exchange for the Pre-IPO Supplemental Bonus

	(#)(1)	($)(2)	(#)	($)(2)
Dallas B. Tanner	67,550	$1,351,000	33,774	$675,480
Ernest M. Freedman	262,928	$5,258,560	—	—
Mark A. Solls	62,921	$1,258,420	31,461	$629,220

(1)	The vested RSUs shown above are on a gross basis before tax withholdings.
(2)	Represents grant date fair value.

Mr. Tanner’s and Mr. Solls’ unvested RSUs under the Pre-IPO Supplemental Bonus vested on February 6, 2019.

2017 LTIP

In connection with our transition from being privately held to publicly traded in February 2017, the Compensation Committee approved a long-term incentive award program (the “2017 LTIP”). 2017 LTIP provided for the grant of equity-based awards to several key employees, including Messrs. Tanner, Freedman and Solls. The awards were granted under the Incentive Plan and in the form of time vesting RSUs and performance vesting RSUs. Each award of 2017 LTIP RSUs was divided into three tranches (“Tranche 1,” “Tranche 2” and “Tranche 3”) and, within each tranche, 25% of the award consisted of time vesting RSUs and 75% consisted of performance vesting RSUs.

The outstanding 2017 LTIP performance vesting RSUs may be earned based on the achievement of performance measures over approximate one-, two- or three-year performance periods, which performance periods correspond, respectively, to the Tranche 1, Tranche 2 and Tranche 3 RSUs. The number of 2017 LTIP performance vesting RSUs that may be earned will be determined based on performance achieved during the specified performance period. Within

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Executive Compensation—Compensation Discussion and Analysis (continued)

each tranche, the 2017 LTIP performance vesting RSUs may be earned based on three equally weighted performance measures: (1) the CAGR of the Company’s stockholder return (“Absolute TSR”); (2) the Company’s Same Store NOI CAGR; and (3) the Company’s AFFO per Share Growth CAGR.

Performance Measure	Tranche 1 Performance Period	Tranche 2 Performance Period	Tranche 3 Performance Period
Absolute TSR(1)	January 31, 2017 – December 31, 2017	January 31, 2017 – December 31, 2018	January 31, 2017 – December 31, 2019

Same Store NOI Growth CAGR	January 1, 2017 – December 31, 2017	January 1, 2017 – December 31, 2018	January 1, 2017 – December 31, 2019

AFFO per Share Growth CAGR	January 1, 2017 – December 31, 2017	January 1, 2017 – December 31, 2018	January 1, 2017 – December 31, 2019

(1)

Our common stock began trading on the NYSE on February 1, 2017. Accordingly, the commencement of the performance period for the 2017 LTIP performance vesting RSUs that vest based on Absolute TSR reflects the period following which Absolute TSR can be measured.

The performance period for Tranche 2 of our 2017 LTIP ended on December 31, 2018 with total achievement on the performance vesting RSUs of approximately 80%. Actual performance for the three metrics included in the tranche were as follows:

•	The Absolute TSR CAGR achievement of 3.8% versus a target of 8.5%, which equates to 0% payout;

•	The Same Store NOI Growth CAGR achievement of 5.9% versus a target of 6.0%, which equates to 97% payout; and

•	The AFFO per Share Growth CAGR achievement of 20% versus a target of 17.5%, which equates to 142% payout.

Sign-On RSU Award to Mr. Tuomi

Pursuant to the Tuomi Term Sheet, effective on November 16, 2017, the Board granted a sign-on equity award of RSUs to Mr. Tuomi with a value of $7.0 million granted under our Incentive Plan (the “Sign-On RSUs”). The number of RSUs granted was based on the closing price of our common stock on the NYSE on the closing date of the Merger. Half of the RSUs were subject to time vesting, and half of the RSUs were subject to performance vesting.

The Tuomi Term Sheet provided that the time vesting Sign-On RSUs would vest in full on the third anniversary of the grant date, however, the Compensation Committee determined in 2018 that these RSUs will vest in three equal annual installments commencing on the first anniversary of the grant date.

The terms of the performance vesting Sign-On RSUs were established and approved in 2018. The performance vesting Sign-On RSUs may be earned based on achievement under three equally weighted performance measures over a specified performance period: (1) the TSR Relative to RMS Index CAGR; (2) Run Rate Annualized Synergies; and (3) the Company’s succession preparedness (“Management Development and CEO Succession Plan”). The performance periods and weighting for the respective performance measures are summarized in the table below.

Performance Measure	Performance Period	Relative Weighting
TSR Relative to RMS Index CAGR	November 16, 2017 – November 16, 2020	One-Third

Run Rate Annualized Synergies	November 16, 2017 – March 31, 2019	One-Third

Management Development and CEO Succession Plan(1)	November 16, 2017 – November 16, 2020	One-Third

(1)	The level of achievement of the pre-established goals under this qualitative performance measure will be evaluated by the Compensation Committee after the end of the performance period.

The table below details the number of Sign-On RSUs forfeited, vested or outstanding following Mr. Tuomi’s termination on January 16, 2019.

	Granted (#)	Forfeited (#)	Vested (#)	Outstanding (#)

Time Vesting Sign-On RSUs	150,927	—	150,927	—

Performance Vesting Sign-On RSUs	168,184	77,926	—	90,258

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Executive Compensation—Compensation Discussion and Analysis (continued)

With respect to Mr. Tuomi’s performance vesting Sign-On RSUs which remain outstanding, Mr. Tuomi is eligible to earn, in respect of each performance measure, a threshold, target and maximum number of performance vesting Sign-On RSUs based on whether the performance criteria are achieved at threshold, target or maximum levels. The total number of performance vesting Sign-On RSUs earned with respect to each performance measure is based on an achievement factor which, in each case, ranges from a 0% payout for below threshold performance, to 80% for threshold performance, to 100% for target performance and up to 120% for performance at maximum levels or above. The resulting achievement will be interpolated on a straight-line basis based on actual achievement between the threshold, target and maximum levels with no payout for any performance measure that did not achieve the threshold.

Following the last day of any applicable performance period, the Compensation Committee will calculate the number of performance vesting Sign-On RSUs that have been earned. Any performance vesting Sign-On RSUs that do not become earned based on actual performance during the applicable performance period will be forfeited on the last day of the performance period.

2019 Compensation Decisions

In establishing 2019 executive compensation, our Compensation Committee considered the changes to the responsibilities of our executive officers, which resulted in an adjustment to Mr. Tanner’s target compensation opportunity in light of his promotion to CEO, as well as increases in the target compensation opportunities of our other NEOs. The Compensation Committee considered that as a newly promoted CEO, Mr. Tanner’s compensation would be targeted at a relative pay level that generally aligned with the lower quartile of our peers. In doing so, the Compensation Committee expects to make future adjustments to his pay commensurate with his performance and as his tenure increases going forward. The Compensation Committee approved increases in several compensation components for our NEOs, as follows:

Mr. Tanner

The Compensation Committee increased Mr. Tanner’s base salary in 2019 from $525,000 to $700,000, increased his 2019 target annual cash incentive award percentage from 125% of salary to 150% of salary, and increased his target 2019 LTIP award opportunity (75% which is tied to future three-year performance goals) from $1.5 million to $2.25 million to reflect his promotion to CEO effective January 16, 2019. Despite these increases, Mr. Tanner’s compensation target opportunity of $4.0 million is $1.5 million lower than our prior CEO and is positioned below the market median. Also, in February 2019, in recognition of Mr. Tanner’s service as the Company’s Interim President from August 27, 2018 through January 16, 2019, while Mr. Tuomi was on a leave of absence, the Compensation Committee approved an additional cash bonus of $221,267 to account for Mr. Tanner’s increased responsibilities during that time. The following chart presents the allocation of target 2019 total pay among different components for our CEO.

2019 Target Pay Mix – CEO

Mr. Freedman

The Compensation Committee increased Mr. Freedman’s base salary in 2019 from $600,000 to $625,000 and increased his target 2019 LTIP award opportunity (75% of which is tied to future three-year performance goals) from $1.5 million to $1.6 million.

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Executive Compensation—Compensation Discussion and Analysis (continued)

Mr. Young

The Compensation Committee increased Mr. Young’s base salary in 2019 from $525,000 to $575,000 and increased his target 2019 LTIP award opportunity (75% of which is tied to future three-year performance goals) from $1.5 million to $1.6 million. In establishing Mr. Young’s 2019 compensation, the Compensation Committee considered his level of pay relative to the Company’s other executives, as well as compensation for similarly situated executives in our compensation peer group.

Mr. Solls

The Compensation Committee increased Mr. Solls’ base salary in 2019 from $425,000 to $450,000 and increased his target 2019 LTIP award opportunity (75% of which is tied to future three-year performance goals) from $500,000 to $700,000 to recognize his significant contributions to the Company and having taken on additional responsibilities such as overseeing our human resources function.

2019 One-Time Outperformance Equity-Based Awards

The Compensation Committee is actively considering potential one-time equity-based award grants to selected employees that will be directly linked to outsized shareholder return. The awards would be in the form of performance vesting RSUs of the Company and performance vesting limited partnership units in Invitation Homes Operating Partnership LP (“OP Units”) pursuant to the Incentive Plan. It is expected that the performance vesting RSUs and OP Units will vest based on the achievement of rigorous absolute total shareholder return objectives and relative total shareholder return outperformance goals over a three-year performance period and would be vested 50% at the end of the performance period and 25% each of the two years immediately thereafter. It is expected that the awards granted to our NEOs will provide for a maximum dollar amount equal to 1.5x their respective total annual target compensation and that the aggregate maximum value of all the awards to all participants, including the NEOs, will be no more than $37.0 million.

Other Matters

Risk Mitigation

The Compensation Committee has discussed the concept of risk as it relates to our compensation programs with management and FPL, and the Compensation Committee does not believe the goals, or the underlying philosophy, of our compensation programs encourage excessive or inappropriate risk taking. The Company’s incentive compensation programs contain appropriate risk mitigation factors, including award caps, multiple performance metrics, clawback features and ranges of awards. The share ownership and retention guidelines also mitigate risk. The Compensation Committee regularly reviews the incentive compensation plans to ensure they are designed to create and maintain shareholder value and do not encourage excessive risk.

Clawback Policy

RSUs granted under our long-term incentive plans are subject to clawback in the event of a restatement of the Company’s financial results due to the executive’s fraud or intentional illegal conduct where such restatement results in fewer earned performance vesting RSUs.

Anti-Hedging and Anti-Pledging Policies

The Company’s officers may not engage in hedging transactions with respect to the Company’s securities, may not purchase the Company’s securities on margin, borrow against any account in which the Company’s securities are held or pledge the Company’s securities as collateral for a loan. Company directors who wish to pledge the Company’s securities as collateral for a loan must first submit a request for approval to the Office of the Chief Legal Officer prior to the execution of the documents evidencing the proposed pledge. The Office of the Chief Legal Officer is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason.

Stock Ownership Policy

We have adopted a stock ownership policy under which each of the Company’s NEOs and each non-employee director serving on the Board who is eligible to receive compensation for his or her service on the Board or committee thereof is expected to own shares of our common stock equal in market value to a specified multiple of his or her annual base salary or cash retainer, as applicable. Under this policy, our President and CEO is expected to own equity in an amount equal to six times his or her annual base salary, the other officers are required to own equity in an amount equal to three times his or her annual base salary and the compensated non-employee directors are required to own equity in an amount equal to five

2019 Proxy Statement	48

Executive Compensation—Compensation Discussion and Analysis (continued)

times his or her annual cash retainer for serving on the Board (exclusive of any cash payable for service on a committee of the Board or as a chairperson of the Board or committee of the Board). The ownership requirement is expected to be satisfied within five years of the date that the person becomes subject to the policy. In addition, the stock ownership policy provides that, until such person satisfies the ownership requirement, he or she is required to retain at least 50% of the equity such person holds that qualifies toward the ownership requirement and, once the ownership requirement is met, the person must retain the requisite level of equity for so long as he or she is subject to the policy.

Executive Severance Plan

In June 2017, we adopted a severance plan for employees of the Company at the level of Senior Vice President and above and selected by the Compensation Committee (the “Severance Plan”). Each of our NEOs participates in the Severance Plan. As a condition to becoming eligible for benefits under the Severance Plan, each participant must agree to terminate and cancel such other employment, severance protection or other individual prior agreements relating to severance or termination benefits.

The Severance Plan provides for payment of severance and other benefits to eligible executives in the event of a termination of employment with us without cause or following a constructive termination (each as defined in the Severance Plan and each, a “qualifying termination”), or for a limited number of individuals, including our NEOs, the event of a termination with us as a result of death or disability (as such terms are defined in the Severance Plan), in each case, subject to the (i) executive’s execution and non-revocation of a general release of claims in favor of the Company and (ii) continued compliance with the restrictive covenants related to post-employment non-solicitation and non-competition for 12 months following any termination of employment and indefinite covenants covering trade secrets, confidentiality and non-disparagement.

Retirement Benefits

We maintain a tax-qualified 401(k) plan, under which we match each employee’s contributions dollar-for-dollar up to 3% of such employee’s eligible earnings, and we match 50% on the next 2% of each employee’s eligible earnings contributed. All of our matching contributions are fully vested, and each NEO was eligible to participate in the 401(k) plan in 2018.

Employee Benefits

We provide standard benefits. Our executive officers are eligible to participate in various benefit plans available generally to our employees. Under these plans, all employees are entitled to access to health, dental, vision, term life insurance and disability coverage. All employees, including our executive officers, are also eligible to receive vacation, sick leave and other paid holidays. We do not have ‘‘executive-only’’ benefits or perquisites.

Summary Compensation Table

The following table sets forth all compensation awarded to, paid to or earned by our NEOs for services rendered to us during the fiscal years presented.

Name and Principal Position	Years	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Options Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Dallas B. Tanner (President and Chief Executive Officer)	2018	$525,000	$221,267	$ 1,900,041	—	$ 685,150	$ 11,000	$ 3,342,458
	2017	$450,000	—	$ 7,651,659	—	$ 650,306	$ 10,731	$ 8,762,696
	2016	$450,000	$450,000	$ 563,419	—	$ 585,047	$ 47,833	$ 2,096,299
Frederick C. Tuomi (Former President and Chief Executive Officer)	2018	$800,000	—	$ 7,801,478	—	$1,194,000	$ 44,129	$ 9,839,607
	2017	$100,822	—	$ 3,499,997	—	$ 174,394	$ 7,075	$ 3,782,288
	2016	—	—	—	—	—	—	—
Ernest M. Freedman (Executive Vice President and Chief Financial Officer)	2018	$600,000	—	$ 1,900,041	—	$ 814,875	$ 11,000	$ 3,325,916
	2017	$600,000	—	$10,833,739	—	$ 855,675	$ 10,800	$12,300,214
	2016	$558,846	$28,920	$ 906,453	—	$ 809,383	$160,749	$ 2,464,351
Charles D. Young (Executive Vice President and Chief Operating Officer)	2018	$525,000	—	$ 1,900,041	—	$ 616,220	$ 11,000	$ 3,052,261
	2017	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—
Mark A. Solls (Executive Vice President and Chief Legal Officer)	2018	$425,000	—	$ 700,073	—	$ 451,735	$11,000	$ 1,587,808
	2017	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—

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Executive Compensation—Compensation Discussion and Analysis (continued)

(1)

In recognition of Mr. Tanner’s service as the Company’s Interim President from August 27, 2018 through January 16, 2019, while Mr. Tuomi was on a leave of absence, the Compensation Committee approved an additional cash bonus of $221,267 to account for Mr. Tanner’s increased responsibilities during that time.

(2)

Amount represents the aggregate grant date fair value of the equity awards granted in 2018 calculated in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 10 to the consolidated financial statements included in our 2018 Form 10-K.

The stock award values reflected in the table above represent the grant date fair value in respect of: (a) the time vesting RSUs and performance vesting RSUs granted under our 2018 LTIP; (b) the 2018 Supplemental Bonus Award; and (c) the performance vesting RSUs related to TSR Relative to RMS Index CAGR and Run Rate Annualized Synergies of Mr. Tuomi’s Sign-On RSUs granted in 2018. With respect to Mr. Tuomi’s performance vesting Sign-On RSUs that vest based on the Management Development and CEO Succession Plan, no grant date fair value has yet been established for GAAP purposes due to the subjective nature of the performance measure. Until the award vests, expense is recorded based on the fair value measured at the end of each accounting period. Accordingly, the amount reported in the table above relating to such performance vesting Sign-On RSUs reflects the fair value of such performance vesting Sign-On RSUs on March 29, 2018, the first measurement date following the date of grant, calculated in accordance with FASB ASC Topic 718.

The following table includes the number of RSUs issued with respect to each of these awards.

	2018 LTIP (#)	2018 Supplemental (#)	Performance Vesting Sign-on Award (#)

Dallas B. Tanner	65,028	18,257	—

Frederick C. Tuomi	164,826	34,231	168,184

Ernest M. Freedman	65,028	18,257	—

Charles D. Young	65,028	18,257	—

Mark A. Solls	21,678	9,129	—

The 2018 LTIP RSUs are the only incentive awards that are part of our regular annual compensation program. The other incentive awards reflected above were granted as a result of extraordinary events that occurred in 2018, which we do not expect to occur on a regular basis. For additional information about these awards, see “Executive Compensation—Compensation Discussion and Analysis—2018 Long-Term (Equity) Incentive Program” and “Executive Compensation—Compensation Discussion and Analysis—Sign-On RSU Award to Mr. Tuomi.”

As described further under “Executive Compensation—Compensation Discussion and Analysis—2018 Long-Term (Equity) Incentive Program,” of the 2018 LTIP performance vesting RSUs granted in 2018, 60% of the RSUs are earned based on the TSR Relative to RMS Index CAGR and 40% are earned based on the Same Store NOI Growth CAGR. The grant date fair value of the RSUs that are earned based on the Same Store NOI Growth CAGR were computed in accordance with FASB ASC Topic 718 based up on the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance achievement, the aggregate grant date fair value of the RSUs that are earned based on Same Store NOI Growth CAGR would have been: Mr. Tuomi—$1,575,022; Mr. Tanner—$900,019; Mr. Freedman—$900,019; Mr. Young—$900,019; and Mr. Solls—$300,036.

As the RSUs that are earned based on the TSR Relative to RMS Index CAGR are subject to market conditions as defined under FASB ASC Topic 718 and are not subject to performance conditions as defined under FASB ASC Topic 718, they have no maximum grant date fair values that differ from the grant date fair values presented in the table.

As described further under “Executive Compensation—Compensation Discussion and Analysis—Sign-On RSU Award to Mr. Tuomi,” Mr. Tuomi was granted a Sign-On RSU Award in connection with his joining the Company following the Merger. Of this Sign-On RSU Award, 50% of RSUs are time vesting and 50% are performance vesting. The performance metrics for the performance vesting tranche of the Sign-On RSUs were established and approved in 2018, and these RSUs were thereby granted in 2018 and included in the table above. With respect to Mr. Tuomi’s performance vesting Sign-On RSUs that vest based on the Management Development and CEO Succession Plan, no grant date fair value has yet been established for GAAP purposes due to the subjective nature of the performance measure. Until the award vests, expense is recorded based on the fair value measured at the end of each accounting period. Accordingly, the amount reported in the table above relating to such performance vesting Sign-On RSUs reflects the fair value of such performance vesting Sign-On RSUs on March 29, 2018, the first measurement date following the date of grant, calculated in accordance with FASB ASC Topic 718. Assuming the highest level of performance achievement, the aggregate stock award value of the RSUs that are earned based on Run Rate Annualized Synergies and Management Development and CEO Succession Plan would have been $1,397,446 and $1,466,837, respectively.

(3)

Amounts shown for 2018 represent the annual cash incentive awards earned under our 2018 annual cash incentive program as described under “Compensation Discussion and Analysis—Determination of Compensation—2018 Annual Cash Incentive Program.”

(4)	All Other Compensation for 2018 represents:

(a)

For Mr. Tuomi: expenses incurred by him in connection with his relocation to Dallas, Texas (in connection with the Merger, we required Mr. Tuomi to relocate his residence from Scottsdale, Arizona to Dallas, Texas); and Company-paid matching 401(k) plan contributions.

(b)	For Messrs. Tanner, Freedman, Young and Solls: Company-paid matching 401(k) plan contributions.

2019 Proxy Statement	50

Executive Compensation—Compensation Discussion and Analysis (continued)

2018 Grants of Plan-Based Awards Table

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(4)(5) ($)
Name	Grant Name	Type	Grant Date	Threshold ($)(2)	Target ($)	Max ($)	Threshold (#)(2)	Target (#)	Max (#)
Dallas B. Tanner				$32,813	$656,250	$984,375	—	—	—	—	—
	2018 LTIP Time Vesting RSUs	Time	3/1/2018	—	—	—	—	—	—	17,116	$375,012
	2018 LTIP Performance Vesting RSUs	Performance	3/1/2018	—	—	—	10,269	47,912	95,824	—	$1,125,019
	2018 Supplemental Bonus Award	Time	3/1/2018	—	—	—	—	—	—	18,257	$400,010
Frederick C. Tuomi				$60,000	$1,200,000	$1,800,000	—	—	—	—	—
	2018 LTIP Time Vesting RSUs	Time	3/1/2018	—	—	—	—	—	—	39,937	$875,020
	2018 LTIP Performance Vesting RSUs	Performance	3/1/2018	—	—	—	23,962	124,889	187,333	—	$2,625,019
	2018 Supplemental Bonus Award	Time	3/1/2018	—	—	—	—	—	—	34,231	$750,001
	Sign-On Performance Vesting RSUs	Performance	2/28/2018	—	—	—	42,833	168,184	201,820	—	$3,551,438
Ernest M. Freedman				$37,500	$750,000	$1,125,000	—	—	—	—	—
	2018 LTIP Time Vesting RSUs	Time	3/1/2018	—	—	—	—	—	—	17,116	$375,012
	2018 LTIP Performance Vesting RSUs	Performance	3/1/2018	—	—	—	10,269	47,912	95,824	—	$1,125,019
	2018 Supplemental Bonus Award	Time	3/1/2018	—	—	—	—	—	—	18,257	$400,010
Charles D. Young				$32,813	$656,250	$984,375	—	—	—	—	—
	2018 LTIP Time Vesting RSUs	Time	3/1/2018	—	—	—	—	—	—	17,116	$375,012
	2018 LTIP Performance Vesting RSUs	Performance	3/1/2018	—	—	—	10,269	47,912	95,824	—	$1,125,019
	2018 Supplemental Bonus Award	Time	3/1/2018	—	—	—	—	—	—	18,257	$400,010
Mark A. Solls				$21,250	$425,000	$637,500	—	—	—	—	—
	2018 LTIP Time Vesting RSUs	Time	3/1/2018	—	—	—	—	—	—	5,706	$125,019
	2018 LTIP Performance Vesting RSUs	Performance	3/1/2018	—	—	—	3,423	15,972	31,944	—	$375,038
	2018 Supplemental Bonus Award	Time	3/1/2018	—	—	—	—	—	—	9,129	$200,016

(1)

Reflects the possible payouts of cash incentive compensation under the 2018 annual cash incentive program. The actual amounts paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” and described in “Compensation Discussion and Analysis—Determination of Compensation—2018 Annual Cash Incentive Program” above.

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Executive Compensation—Compensation Discussion and Analysis (continued)

(2)	Threshold reflects the payout associated with the minimum level of achievement that is greater than $0 or 0 RSUs.
(3)	Represents performance vesting RSUs granted as part of our 2018 LTIP awards. See “Compensation Discussion and Analysis—Determination of Compensation—2018 LTIP Awards.”
(4)

Represents the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 10 to the consolidated financial statements included in our 2018 Form 10-K.

(5)

With respect to Mr. Tuomi’s performance vesting Sign-On RSUs that vest based on the Management Development and CEO Succession Plan, no grant date fair value has yet been established for GAAP purposes due to the subjective nature of the performance measure. Until the award vests, expense is recorded based on the fair value measured at the end of each accounting period. Accordingly, the amount reported in the table above relating to such performance vesting Sign-On RSUs reflects the fair value of such performance vesting Sign-On RSUs on March 29, 2018, the first measurement date following the date of grant, calculated in accordance with FASB ASC Topic 718.

Narrative to Summary Compensation Table and 2018 Grants of Plan-Based Awards Table

Employment Arrangements

We do not have employment agreements with any of our NEOs. In August 2017, in contemplation of the Merger, each of Messrs. Tanner, Freedman and Solls entered into a letter agreement with us which became effective on November 16, 2017 upon the consummation of the Merger (the “Letter Agreements”). The Letter Agreements were intended to provide these executives with specified benefits as the Merger did not constitute a “change in control” or an “exit event” as defined under any of our compensatory or benefit plans or arrangements, including the Incentive Plan or the Severance Plan. In addition, in connection with the Merger, we entered into the Tuomi Term Sheet which set forth elements of Mr. Tuomi’s terms of employment and compensation.

On June 23, 2017, the Board, upon recommendation of the Compensation Committee, granted to each of Messrs. Tanner and Freedman 138,122 time vesting RSUs (collectively, the “Retention RSUs”). The Letter Agreements with Messrs. Tanner and Freedman provide that each of such executive’s 69,061 Retention RSUs that were originally scheduled to cliff-vest on June 19, 2022 will instead vest on the date that is 18 months from the closing date of the Merger, subject to the executive’s continued employment through that date. For information about payments and benefits to which Messrs. Tanner and Freedman may be entitled upon qualifying employment termination events or a change in control, see “Potential Benefits upon a Termination or Change in Control.”

Under the Tuomi Term Sheet, Mr. Tuomi was eligible to receive: (1) an annual base salary of $800,000; (2) an annual performance-based annual cash incentive with a target annual cash incentive percentage equal to 150% of base salary, with a threshold of 75% of his base salary if minimum performance objectives are achieved and a maximum of 225% of his base salary for top performance; (3) an annual long-term incentive award with a target value of $3.5 million, with 25% of the grant consisting of time vesting awards and 75% of the grant consisting of performance vesting awards; and (4) the Sign-On RSUs with a value of $7.0 million, with 50% of the grant consisting of time vesting RSUs and 50% consisting of performance vesting RSUs.

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Executive Compensation—Compensation Discussion and Analysis (continued)

Outstanding Equity Awards at 2018 Fiscal Year End

The following table provides information regarding outstanding equity awards held by each of our NEOs and that remained unvested as of December 31, 2018.

			Stock Awards

Name	Award	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
Dallas B. Tanner	Pre-IPO Supplemental Bonus Award	2/1/2017	33,774	$678,182	—	—
	2017 LTIP RSUs	6/23/2017	33,891	$680,531	43,996	$883,440
	Retention RSUs	6/23/2017	138,122	$2,773,490	—	—
	2018 LTIP RSUs	3/1/2018	17,116	$343,689	34,225	$687,238
	2018 Supplemental Bonus Award	3/1/2018	18,257	$366,601	—	—
Frederick C. Tuomi(5)	Assumed SWH Awards	3/16/2016	99,506	$1,998,080	—	—
	Assumed SWH Awards	2/2/2017	61,310	$1,231,105	—	—
	Sign-On RSUs(6)	11/16/2017	100,618	$2,020,409	177,380	$3,561,790
	2018 LTIP RSUs	3/1/2018	39,937	$801,935	86,406	$1,735,032
	2018 Supplemental Bonus Award	3/1/2018	34,231	$687,358	—	—
Ernest M. Freedman	2017 LTIP RSUs	6/23/2017	33,891	$680,531	43,996	$883,440
	Retention RSUs	6/23/2017	138,122	$2,773,490	—	—
	2018 LTIP RSUs	3/1/2018	17,116	$343,689	34,225	$687,238
	2018 Supplemental Bonus Award	3/1/2018	18,257	$366,601	—	—
Charles D. Young	Assumed SWH Awards	3/16/2016	49,753	$999,040	—	—
	Assumed SWH Awards	2/2/2017	21,896	$439,672	—	—
	2018 LTIP RSUs	3/1/2018	17,116	$343,689	34,225	$687,238
	2018 Supplemental Bonus Award	3/1/2018	18,257	$366,601	—	—
Mark A. Solls	Pre-IPO Supplemental Bonus Award	2/1/2017	31,461	$631,737	—	—
	2017 LTIP RSUs	6/23/2017	12,325	$247,486	16,000	$321,280
	2018 LTIP RSUs	3/1/2018	5,706	$114,576	11,409	$229,093
	2018 Supplemental Bonus Award	3/1/2018	9,129	$183,310	—	—

(1)	The time vesting RSUs are scheduled to vest as described below.
(a)	Pre-IPO Supplemental Bonus: Mr. Tanner’s and Mr. Solls’ third installment under the Pre-IPO Supplemental Bonus award vested on February 6, 2019.
(b)

2017 LTIP time vesting RSUs: (i) Tranche 2 vested on March 1, 2019; and (ii) Tranche 3 is scheduled to vest, or vested, as applicable, in equal annual installments on each of March 1, 2019, 2020 and 2021. For Messrs. Tanner, Freedman and Solls RSUs associated with Tranche 2 represent 24,394, 24,394 and 8,871 RSUs, respectively. For Messrs. Tanner, Freedman and Solls RSUs associated with Tranche 3 represent 9,497, 9,497 and 3,454 RSUs, respectively.

(c)

2017 LTIP performance vesting RSUs: as described in footnote (4) below, the performance period for the portion of the 2017 LTIP performance vesting RSUs subject to Tranche 2 ended on December 31, 2018, but the awards remained subject to time vesting conditions until the Certification Date. The amounts reported under “Number of Shares or Units of Stock That Have Not Vested” reflect the number of Tranche 2 shares earned based on actual achievement under the performance measures as of the end of the applicable performance period. As of December 31, 2018, Messrs. Tanner and Freedman earned 20,173 RSUs and Mr. Solls earned 7,336 RSUs in respect of Tranche 2 of their 2017 LTIP performance vesting RSUs. Shares of our common stock acquired on the vesting of these RSUs, net of tax, were issued in March 2019, following the Certification Date.

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Executive Compensation—Compensation Discussion and Analysis (continued)

(d)	Retention RSUs: 50% of the award vests on the date that is 18 months from November 16, 2017, and 50% of the award vests in full on the fourth anniversary of the grant date of June 23, 2017.
(e)	2018 LTIP time vesting RSUs: the award is scheduled to vest, or vested, as applicable, in equal annual installments on each of the first three anniversaries of the grant date of March 1, 2018.
(f)	2018 Supplemental Bonus Award: the award is scheduled to vest, or vested, as applicable, in equal annual installments on each of the first three anniversaries of the grant date of March 1, 2018.
(g)

Assumed SWH Awards: the outstanding portion of the award granted on March 16, 2016 is scheduled to vest or vested, as applicable, in equal annual installments on March 16, 2019 and 2020, and the outstanding portion of the award granted on February 2, 2017 is scheduled to vest or vested, as applicable, in equal annual installments on March 1, 2019 and 2020.

(h)

Sign-On RSUs: Mr. Tuomi’s unvested time vesting Sign-On RSUs were scheduled to vest in equal annual installments on the anniversaries of the grant date of November 16, 2017 in 2019 and 2020. 50,309 time vesting Sign-On RSUs vested on November 16, 2018, and the remaining unvested 100,618 Sign-On RSUs vested on Mr. Tuomi’s termination of employment with us on January 16, 2019. 90,258 performance vesting Sign-On RSUs remain outstanding subject to the achievement of three equally weighted performance measures. These performance vesting Sign-On RSUs are scheduled to vest on November 16, 2020.

(2)	For additional information on vesting upon specified termination and change in control events, see “Potential Benefits Upon a Termination or Change in Control.”
(3)	Amounts reported are based on the closing price of our common stock on the NYSE on December 31, 2018.
(4)

2017 LTIP performance vesting RSUs are earned in respect of a number of shares based on the achievement of Absolute TSR, Same Store NOI Growth CAGR and AFFO per Share Growth CAGR at the end of specified performance periods and, thereafter, remain subject to time vesting conditions until either the Certification Date (Tranche 1, Tranche 2 and 50% of Tranche 3) or a later vesting date (50% of Tranche 3 which vests on December 31, 2020). The number and market value of shares reported above reflect the portion of the 2017 LTIP performance vesting RSUs subject to Tranche 3 based on threshold performance of Absolute TSR, target performance of Same Store NOI Growth CAGR and maximum performance of AFFO per Share Growth CAGR, as our achievement under these measures as of December 31, 2018 was below threshold, below target and above target, respectively. The actual number of shares that will be deliverable is not yet determinable.

The performance period for the portion of the 2017 LTIP performance vesting RSUs subject to Tranche 2 ended on December 31, 2018 but remained subject to time vesting conditions until the Certification Date and are, therefore, reported under “Number of Shares or Units of Stock That Have Not Vested” and based on actual achievement under the performance measures as of the end of the performance period.

2018 LTIP performance vesting RSUs are earned in respect of a number of shares based on the achievement of the TSR Relative to the RMS Index CAGR and Same Store NOI Growth CAGR at the end of specified performance periods on December 31, 2020 and, thereafter, remain subject to time vesting conditions until the Certification Date. See “Executive Compensation—Compensation Discussion and Analysis—2018 Long-Term (Equity) Incentive Program.” The number and market value of shares reported above reflect the portion of the 2018 LTIP performance vesting RSUs based on threshold performance of the TSR Relative to the RMS Index CAGR and target performance on Same Store NOI Growth CAGR, as our achievement under these measures as of December 31, 2018 was below threshold and below target, respectively. The actual number of shares that will be deliverable is not yet determinable.

(5)	In connection with the termination of Mr. Tuomi’s employment with us on January 16, 2019:
(a)	all of his Assumed SWH Awards vested as of the employment termination date;
(b)	his 100,618 time vesting Sign-On RSUs vested as of the employment termination date;
(c)

90,258 RSUs, representing the pro-rated portion of his performance vesting Sign-On RSUs remained outstanding as of the employment termination date and eligible to vest (which number of performance vesting RSUs may be higher or lower based on actual performance achieved during the originally scheduled performance period);

(d)

the next installment of 13,312 time vesting RSUs under the 2018 LTIP that would have vested on the next scheduled vesting date following his departure vested as of the employment termination date, and 43,415 performance vesting RSUs under the 2018 LTIP, representing the pro-rated portion of his 2018 LTIP performance vesting RSUs, remained outstanding as of the employment termination date and eligible to vest (which number of performance vesting RSUs may be higher or lower based on actual performance achieved during the originally scheduled performance period); and

(e)

the next installment of 11,410 RSUs under the 2018 Supplemental Bonus Award that would have vested on the next scheduled vesting date following his departure vested as of the employment termination date.

(6)

The terms of the performance vesting Sign-On RSUs were established and approved in 2018, and the performance-vesting Sign-On RSUs were thereby granted in 2018 and included in the table above. The number and market value of shares reported above reflect the portion of the Sign-On RSUs based on threshold performance of the TSR Relative to the RMS Index CAGR, and maximum performance on both Management Development and CEO Succession Plan and Run Rate Annualized Synergies, as our achievement under these measures as of December 31, 2018 was below threshold and above target, respectively. The actual number of shares that will be deliverable is not yet determinable.

2019 Proxy Statement	54

Executive Compensation—Compensation Discussion and Analysis (continued)

2018 Stock Vested Table

Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Dallas B. Tanner	63,478	$1,368,508
Frederick C. Tuomi	130,717	$2,856,482
Ernest M. Freedman	82,288	$1,889,164
Charles D. Young	35,824	$806,545
Mark A. Solls	42,261	$905,170

(1)	Represents shares acquired on the vesting of RSUs in 2018 as follows:
(a)

As to Mr. Tanner, 33,774 shares acquired on the vesting of his Pre-IPO Supplemental Bonus award on February 6, 2018, 11,606 shares acquired on the vesting of a portion of his 2017 LTIP time vesting RSUs on March 1, 2018 and 18,098 shares acquired on the vesting of a portion of his 2017 LTIP performance vesting RSUs on March 1, 2018.

(b)

As to Mr. Tuomi, 30,655 shares acquired on the vesting of his Assumed SWH Awards on March 1, 2018, 49,753 shares acquired on his vesting of his Assumed SWH Awards on March 16, 2018, and 50,309 shares acquired on the vesting of his Sign-On RSUs on November 16, 2018.

(c)

As to Mr. Freedman, 52,584 shares acquired on the vesting of his Pre-IPO Supplemental Bonus award on August 6, 2018, 11,606 shares acquired on the vesting of a portion of his 2017 LTIP time vesting RSUs on March 1, 2018, and 18,098 shares acquired on the vesting of a portion of his 2017 LTIP performance vesting RSUs on March 1, 2018.

(d)	As to Mr. Young, 10,948 shares acquired on the vesting of his Assumed SWH Awards on March 1, 2018 and 24,876 shares acquired on the vesting of his Assumed SWH Awards on March 16, 2018.
(e)

As to Mr. Solls, 31,460 shares acquired on the vesting of his Pre-IPO Supplemental Bonus award on February 6, 2018, 4,221 shares acquired on the vesting of a portion of his 2017 LTIP time vesting RSUs on March 1, 2018, and 6,580 shares acquired on the vesting of a portion of his 2017 LTIP performance vesting RSUs on March 1, 2018.

(2)

Amounts reported are based on the closing price of our common stock on the NYSE on the vesting date. If vesting occurrs on a day on which the NYSE is closed, the value realized on vesting is based on the on the closing price of our common stock on the NYSE on the last trading day prior to the vesting date. Amounts reported are shown before tax.

55	2019 Proxy Statement

Executive Compensation—Compensation Discussion and Analysis (continued)

Potential Benefits upon a Termination or Change in Control

The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans, assuming (1) a qualifying termination of employment, (2) a change in control, and/or (3) a qualifying termination within 24 months of a change in control, or (4) death or disability occurred, in each case, on December 31, 2018.

Because the disclosures in the table assume the occurrence of a termination or change in control as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination or change in control may vary significantly from the amounts included herein. More specifically, see “Mr. Tuomi’s Separation Benefits” for additional information about actual payments and benefits received by Mr. Tuomi upon his termination.

Name		Qualifying Termination ($)	Change in Control ($)	Qualifying Termination Within 24 Months of Change in Control ($)	Death or Disability ($)
Dallas B. Tanner
	Severance(1)	$1,771,875	—	$2,657,813	—
	Bonus(2)	$685,150	—	$685,150	—
	Time Vesting RSUs(3)	$3,836,726	$4,437,419	$4,437,419	$4,437,419
	Performance Vesting RSUs(3)(4)	$1,225,422	$1,261,104	$2,117,014	$1,225,422
	Continuation of Benefits(5)	$21,581	—	$32,371	—
	Other Benefits(6)	$87,715	—	$87,715	—
	Total	$7,628,469	$5,698,523	$10,017,483	$5,662,841
Frederick C. Tuomi
	Severance(1)	$4,000,000	—	$6,000,000	—
	Bonus(2)	$1,194,000	—	$1,194,000	—
	Time Vesting RSUs(3)	$5,746,012	$6,738,888	$6,738,888	$6,738,888
	Performance Vesting RSUs(3)(4)	$2,579,637	$2,942,463	$5,884,906	$2,579,637
	Continuation of Benefits(5)	—	—	—	—
	Other Benefits(6)	$111,031	—	$111,031	—
	Total	$13,630,681	$9,681,351	$19,928,825	$9,318,526
Ernest M. Freedman
	Severance(1)	$2,025,000	—	$3,037,500	—
	Bonus(2)	$814,875	—	$814,875	—
	Time Vesting RSUs(3)	$3,158,544	$3,759,237	$3,759,237	$3,759,237
	Performance Vesting RSUs(3)(4)	$1,225,422	$1,261,104	$2,117,014	$1,225,422
	Continuation of Benefits(5)	$21,660	—	$32,489	—
	Other Benefits(6)	$96,663	—	$96,663	—
	Total	$7,342,164	$5,020,341	$9,857,779	$4,984,659
Charles D. Young
	Severance(1)	$1,771,875	—	$2,657,813	—
	Bonus(2)	$616,220	—	$616,220	—
	Time Vesting RSUs(3)	$1,675,455	$2,149,002	$2,149,002	$2,149,002
	Performance Vesting RSUs(3)(4)	$320,396	$481,057	$962,073	$320,396
	Continuation of Benefits(5)	$5,483	—	$8,225	—
	Other Benefits(6)	$82,574	—	$82,574	—
	Total	$4,472,004	$2,630,058	$6,475,906	$2,469,398
Mark A. Solls
	Severance(1)	$850,000	—	$1,275,000	—
	Bonus(2)	$451,735	—	$451,735	—
	Time Vesting RSUs(3)	$784,967	$1,029,803	$1,029,803	$1,029,803
	Performance Vesting RSUs(3)(4)	$435,917	$444,069	$740,731	$435,917
	Continuation of Benefits(5)	$21,660	—	$21,660	—
	Other Benefits(6)	$72,056	—	$72,056	—
	Total	$2,616,335	$1,473,872	$3,590,985	$1,465,720

2019 Proxy Statement	56

Executive Compensation—Compensation Discussion and Analysis (continued)

(1)

Severance represents a cash payment equal to the sum of the NEO’s (x) annual base salary and (y) annual cash incentive based on target performance times the multiplier applicable to such NEO, payable in equal monthly installments over the applicable severance period.

(2)

Under the Severance Plan, our NEOs are entitled to their annual cash incentive otherwise payable under the annual cash incentive program for the year in which the NEOs termination occurred, pro-rated for days of service up to and including the termination date and based on actual performance for the year, payable concurrently with annual cash incentive payments to other employees under the applicable plan.

(3)	All share values are based on the closing price of our common stock on the NYSE on December 31, 2018.
(4)	2017 LTIP Tranche 2 calculated at actual achievement: 0% Absolute TSR CAGR, 97% Same Store NOI Growth CAGR and 142% AFFO per Share Growth CAGR.
(5)

Under the Severance Plan, NEOs are entitled to continuation of benefits. A cash payment in an amount equal to the total amount of the monthly COBRA insurance premiums for participation in the welfare benefit programs of the Company in which the NEO participated as of his or her termination date; amounts reflect 2018 rates.

(6)	Other Benefits includes payout of unused paid time off.

Severance Plan

As discussed above, in June 2017, we adopted the Severance Plan for employees of the Company at the level of Senior Vice President and above and selected by the Compensation Committee. Each of our NEOs, participates in the Severance Plan. The Severance Plan provides for payment of severance and other benefits to eligible executives in the event of a termination of employment with us without cause or following a constructive termination (each as defined in the Severance Plan and each, a “qualifying termination”), or for a limited number of individuals, including our NEOs, the event of a termination with us as a result of death or disability (as such terms are defined in the Severance Plan), in each case, subject to the (i) executive’s execution and non-revocation of a general release of claims in favor of the Company and (ii) continued compliance with the restrictive covenants related to post-employment non-solicitation and non-competition for 12 months following any termination of employment and indefinite covenants covering trade secrets, confidentiality and non-disparagement.

In the event of a qualifying termination, in addition to specified accrued benefits, which the executive has earned but has not yet received and to which the executive is entitled, the Severance Plan provides for the following additional payments and benefits:

•	a lump-sum pro-rata annual cash incentive otherwise payable under the annual cash incentive program for the year of termination based on actual performance;

•

a cash payment equal to the sum of the executive’s (x) annual base salary and (y) annual cash incentive based on target performance (the “cash severance amount”) times the multiplier applicable to such executive (which is 2.0 for Mr. Tuomi, 1.5 for Messrs. Tanner, Freedman and Young and 1.0 for Mr. Solls), payable in equal monthly installments over the applicable severance period (which is 24 months for Mr. Tuomi, 18 months for Messrs. Tanner, Freedman and Young and 12 months for Mr. Solls); and

•	a cash payment in an amount equal to the total amount of monthly COBRA insurance premiums for continued participation in our welfare benefit programs, for a period of 12 months.

Notwithstanding the foregoing, in the event such qualifying termination occurs during the two-year period following a change in control (as defined in the Severance Plan), in addition to specified accrued benefits, which the executive has earned but has not yet received and to which the executive is entitled, the Severance Plan provides for the following payments and benefits:

•	a lump-sum pro-rata annual cash incentive otherwise payable under the annual cash incentive program for the year of termination based on actual performance;

•

a lump-sum cash payment equal to the sum of the executive’s (x) annual base salary and (y) annual cash incentive based on target performance times the multiplier applicable to such executive (which is 3.0 for Mr. Tuomi, 2.25 for Messrs. Tanner, Freedman and Young and 1.5 for Mr. Solls);

•

a cash payment in an amount equal to the total amount of monthly COBRA insurance premiums for continued participation in our welfare benefit programs, for a period of 18 months for Messrs. Tuomi, Tanner, Freedman and Young and 12 months for Mr. Solls; and

•	any RSUs in respect of awards granted on or prior to February 6, 2017, which are unvested at the time of termination, shall vest and settle.

In the event of a termination of employment with us as a result of the NEO’s death or disability (as defined in the Incentive Plan), in addition to certain accrued obligations, which the NEO has earned and to which he is entitled, the

57	2019 Proxy Statement

Executive Compensation—Compensation Discussion and Analysis (continued)

Severance Plan provides for a lump-sum pro-rata annual cash incentive for the year of termination, calculated based on the greater of (i) target annual cash incentive for the year of termination and (ii) the actual annual cash incentive paid in respect of the year prior to the year of termination.

In addition, Mr. Freedman is entitled to reimbursement of reasonable relocation expenses if his employment is terminated by us without cause following specified circumstances involving a sale or liquidation of the Company. Each such executive is also entitled to the payment of any taxes he incurs with these relocation reimbursements. Pursuant to his Term Sheet, upon an involuntary termination of employment without “cause,” Mr. Tuomi is entitled to vesting of any equity grants awarded prior to the Merger that did not vest in connection with the Merger.

Retention RSUs

Pursuant to the terms of the Retention RSU award agreements, as modified by the Letter Agreements, if the NEO’s employment is earlier terminated by us without “cause” or by the executive upon a “constructive termination” (each as defined in the applicable award agreement for the Retention RSUs), the Retention RSUs will vest on the termination date.

LTIP RSUs

Time Vesting LTIP RSUs

Upon a termination of the NEO’s employment by the Company without “cause” (as defined in the award agreement applicable to the 2017 LTIP RSUs and the 2018 LTIP RSUs (collectively, the “LTIP RSUs”)) or, if the NEO resigns from employment following a “constructive termination” (as defined in the award agreement applicable to the LTIP RSUs) (together with a termination without cause, a “qualifying involuntary termination”), the next installment of time vesting LTIP RSUs that would have vested on the next scheduled vesting date will vest as of the date of termination. Time vesting LTIP RSUs that are eligible to vest upon a qualifying involuntary termination are subject to the NEO’s execution and non-revocation of a release of claims in favor of the Company.

Upon an NEO’s death or a termination of the NEO’s employment by the Company following the NEO’s “disability” (as defined in the Incentive Plan), any unvested time vesting LTIP RSUs will vest as of the date of termination. Time vesting LTIP RSUs will also continue to vest according to the original vesting schedule following the NEO’s “retirement” (as defined below) and will be subject to forfeiture if the NEO violates specified restrictive covenants agreed to with the Company and described below.

Upon a change in control, if the time vesting LTIP RSUs are assumed by the successor or acquiror and a qualifying involuntary termination occurs during the two-year period following a change in control, any then-unvested time vesting LTIP RSUs will vest. Upon a change in control, if the time vesting LTIP RSUs are not assumed by the successor or acquiror, any then-unvested time vesting LTIP RSUs will immediately vest.

For Messrs. Tanner, Freedman and Young, “retirement” is defined as a voluntary resignation of employment at such time that the NEO is at least 55 years old, the participant has at least 10 years of continuous service and the sum of the NEO’s age and years of service equals at least 65, provided that the NEO has given at least six months’ prior notice of the NEO’s retirement. For Messrs. Tuomi and Solls “retirement” is defined as a voluntary resignation of employment at such time that the NEO is at least 60 years old and the sum of the NEO’s age and years of service equals at least 65, provided that the NEO has given at least six months’ prior notice of the NEO’s retirement.

Performance Vesting LTIP RSUs

Performance vesting RSUs under the 2018 LTIP and Tranche 1 and Tranche 2 of the performance vesting RSUs under the 2017 LTIP are earned on the Certification Date. These performance vesting LTIP RSUs will vest on the Certification Date, subject to the NEO’s continued employment through such Certification Date, except in the event of a qualifying involuntary termination as described below. Tranche 3 of the performance vesting 2017 LTIP RSUs that become earned shall become vested as to 50% of such earned RSUs on the applicable Certification Date, and as to the remaining 50% on the first anniversary of the last day of the applicable performance period, subject to the NEO’s continued employment through the Certification Date except in the event of a qualifying involuntary termination as described below. Any unearned performance vesting LTIP RSUs will be forfeited without consideration.

Notwithstanding the foregoing, upon a qualifying involuntary termination prior to the last day of any performance period, a prorated portion of the performance vesting LTIP RSUs will remain outstanding and eligible to vest based on actual

2019 Proxy Statement	58

Executive Compensation—Compensation Discussion and Analysis (continued)

performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the NEO was employed. Any performance vesting LTIP RSUs that are earned based on actual performance will vest on, and settle as soon as practicable following, the applicable Certification Date (or with respect to the Tranche 3 2017 LTIP RSUs, 50% on the applicable Certification Date, and the remaining 50% on the first anniversary of the last day of the applicable performance period). Upon a qualifying involuntary termination following the last day of any performance period but prior to the Certification Date, any unearned and unvested performance vesting LTIP RSUs will vest on the applicable Certification Date based on actual performance as of the end of the performance period (or with respect to the Tranche 3 2017 LTIP RSUs, 50% on the applicable Certification Date, and the remaining 50% on the first anniversary of the last day of the applicable performance period). Upon a qualifying involuntary termination following the Certification Date where such performance vesting LTIP RSUs are subject to continued service vesting conditions, such earned but unvested performance vesting LTIP RSUs will vest on the NEO’s termination date. Performance vesting LTIP RSUs that are eligible to vest upon a qualifying involuntary termination are subject to the NEO’s execution and non-revocation of a release of claims in favor of the Company.

Upon an NEO’s death or a termination of the NEO’s employment by the Company following the NEO’s “disability,” with respect to performance vesting LTIP RSUs for which the applicable performance period has not been completed, a prorated portion of the Performance Vesting RSUs will remain outstanding and eligible to vest based on actual performance on the last day of the performance period, with such proration based on the number of days the NEO was employed during the performance period. Following the NEO’s “retirement,” a prorated number of performance vesting LTIP RSUs shall remain outstanding and eligible to become earned, based on the extent to which the performance conditions are satisfied following the completion of the performance period, with such proration based on the number of days the NEO was employed during the performance period.

Upon a change in control, the number of performance vesting LTIP RSUs that become earned will be calculated based on actual performance through the date of the change in control without proration. Any performance vesting LTIP RSUs will vest as to 50% of such earned performance vesting LTIP RSUs on the date of the change in control and, as to the remaining 50% on the first anniversary of the change in control (or, in each case, upon a qualifying involuntary termination that occurs within the two-year period following the change in control). If the awards are not assumed by the successor or acquiror, or are unable to be measured in a consistent manner, any earned performance vesting LTIP RSUs (including the performance vesting LTIP RSUs that become earned in connection with the change in control) will immediately vest as of the change in control.

Sign-On RSUs

Per the terms of Mr. Tuomi’s Sign-On RSU award agreement, in the event of a qualifying termination:

•	the time vesting RSUs shall become vested as of the termination date and settled as soon as practicable following the termination date;

•

with respect to any performance vesting RSUs for which the applicable performance period has not been completed, a prorated portion of the performance vesting RSUs will remain outstanding and eligible to vest based on actual performance on the last day of the performance period, with such proration based on the number of days that Mr. Tuomi was employed during the performance period, relative to the total number of days in the performance period.

Mr. Tuomi’s termination on January 16, 2019 constituted a termination without “cause.”

In the event of a Change in Control during Mr. Tuomi’s employment and prior to the completion of the performance period, the Compensation Committee shall equitably determine the number of earned RSUs based on its determination of the satisfactory completion of the performance metrics through the date of the change in control. The number of earned RSUs calculated in accordance with the foregoing shall not be prorated based on the number of completed days in the performance period. Any such performance vesting RSUs earned upon the change in control shall become vested as to 50% of such RSUs as of the date of the change in control, and as to the remaining 50%, on the first anniversary of the date of the change in control.

Covenants

Each NEO is subject to restrictive covenants set forth in the Severance Plan, including an indefinite confidentiality covenant and covenants regarding non-competition and non-solicitation of employees and current or prospective clients or customers, in each case, at all times during employment and for up to 12 months after termination of employment.

59	2019 Proxy Statement

Executive Compensation—Compensation Discussion and Analysis (continued)

Under the LTIP award agreement, if there is a restrictive covenant violation or the executive grantee engages in a detrimental activity (as defined in the LTIP award agreement) in the four-year period following the grant date, the executive will be required to pay the Company an amount equal to the after-tax proceeds received upon the sale or disposition of the equity award and any shares issued in respect thereof.

Mr. Tuomi’s Separation Benefits

As disclosed above, Mr. Tuomi’s employment with the Company terminated on January 16, 2019. Mr. Tuomi’s departure constituted a termination without “cause” for purposes of any employment, equity compensation or benefit agreement, plan or arrangement of the Company and its subsidiaries to which Mr. Tuomi is a party or otherwise participates. Pursuant to the terms of Mr. Tuomi’s separation agreement, Mr. Tuomi received the following payments and benefits in connection with his separation from the Company:

•	a $4,000,000 cash severance payment representing the amount of two times the sum of (1) his base salary and (2) annual cash incentive based on target performance (payable over 24 months);

•	a $1,194,000 cash payment under the 2018 annual cash incentive program;

•	$310,000, representing reimbursement of expenses incurred by Mr. Tuomi in connection with his relocation from Dallas, Texas, and home price protection on the sale of Mr. Tuomi’s Dallas residence;

•	$111,031 for his accrued and unused vacation; and

•	Vesting events as follows:

•	the vesting of his then-unvested 160,816 Assumed SWH Awards awarded prior to the Company’s merger with SWH ($3,404,475);

•	the vesting of his 100,618 then-unvested time vesting Sign-On RSUs ($2,130,083);

•

90,258 performance vesting Sign-On RSUs, representing the prorated portion of his performance vesting Sign-On RSUs that remained outstanding as of the employment termination date and eligible to vest subject to achievement of Run Rate Annualized Synergies, Management Development and CEO Succession Plan performance and the TSR Relative to RMS Index CAGR performance associated with the CEO Sign-On Award ($1,910,762 at target performance);

•	the vesting of 13,312 time vesting RSUs under the 2018 LTIP that would have vested on the next scheduled vesting date following his departure ($281,815);

•

43,415 performance vesting RSUs under the 2018 LTIP, representing the prorated portion of his 2018 LTIP performance vesting RSUs ($919,096 at target performance) that remained outstanding as of the employment termination date and eligible to vest subject to actual achievement of performance metrics; and

•	the vesting of 11,410 2018 Supplemental Bonus Award RSUs which vested as of the termination date ($241,550).

•	The number of performance vesting RSUs which vest may be higher or lower based on actual performance achieved during the originally scheduled performance period.

The foregoing payments and benefits are contingent on Mr. Tuomi’s continued compliance with the restrictive covenants described above. See “Executive Compensation—Potential Benefits Upon a Termination or Change in Control.”

2019 Proxy Statement	60

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2018, regarding shares of our common stock that may be issued under the Incentive Plan and the Colony Starwood Homes Equity Plan and the Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan (the “SWH Equity Plans”):

	As of December 31, 2018

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity compensation plans approved by stockholders:

Incentive Plan	3,041,397	—	10,896,274

SWH Equity Plans(4)	306,332	—	—

Equity compensation plans not approved by stockholders	—	—	—

Total	3,347,729	—	10,896,274

(1)

Includes shares of our common stock that may be issued upon the vesting of time vesting and performance vesting RSUs. The number of shares to be issued in respect of performance vesting RSUs has been calculated assuming maximum levels of performance will be achieved.

(2)	Because there is no exercise price associated with RSUs, no amounts are included above.
(3)	Excludes securities reflected in the Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights column above.
(4)

On November 16, 2017, in connection with the Merger, we assumed the SWH Equity Plans. As the SWH Equity Plans were previously approved by SWH’s shareholders before we assumed these plans, and as we will not make future grants or awards under these plans, they are listed as “approved by stockholders.” As such, the 4,752,575 securities remaining available under the SWH Equity Plans have been excluded from the table above.

61	2019 Proxy Statement

OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of the Record Date held by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors, director nominees and NEOs and (3) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise noted, the address of each beneficial owner is 1717 Main Street, Suite 2000, Dallas, Texas 75201.

The percentages included in the following table are based on 524,989,775 shares of our common stock outstanding as of the Record Date.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

Owners of More Than 5%

Blackstone(1)	179,945,349	34.28%

The Vanguard Group(2)	42,125,883	8.02%

Cohen & Steers, Inc(3)	39,231,720	7.47%

Directors and Named Executive Officers

Bryce Blair(4)	320,385	*

Jana Cohen Barbe(4)	3,232	*

Richard D. Bronson(4)	33,442	*

Kenneth A. Caplan(5)	—	*

Michael D. Fascitelli(4)	43,362	*

Robert G. Harper(5)	—	*

Jeffrey E. Kelter(4)	49,666	*

John B. Rhea(4)	24,982	*

Janice L. Sears(4)(6)	23,982	*

William J. Stein(5)	—	*

Barry S. Sternlicht(4)(6)	9,560	*

Dallas B. Tanner(4)	276,200	*

Frederick C. Tuomi(7)	395,593	*

Ernest M. Freedman(4)	285,326	*

Charles D. Young	129,149	*

Mark A. Solls	93,539	*

All Directors and Executive Officers as a Group (15 persons)(8)	1,292,825	*

*	Less than 1%.
(1)

Amounts beneficially owned reflect 65,825,002 shares directly held by IH1 Holdco L.P., 35,796,203 shares directly held by IH PP Holdco L.P., 7,055,467 shares directly held by IH2-A Holdco L.P., 27,722,914 shares directly held by IH3 Holdco L.P., 16,312,776 shares directly held by IH4 Holdco L.P., 12,477,629 shares directly held by IH5 Holdco L.P. and 14,755,358 shares directly held by IH6 Holdco L.P.

The general partner of IH1 Holdco L.P. is IH1 Holdco GP LLC. Invitation Homes Parent L.P. is the sole limited partner of IH1 Holdco L.P. and the sole member of IH1 Holdco GP LLC.

The general partner of Invitation Homes Parent L.P. is Invitation Homes GP Parent LLC. The sole member of Invitation Homes GP Parent LLC is THR Investor LLC. THR Investor LLC is owned by Blackstone Family Real Estate Partnership VII-SMD L.P., Blackstone Real Estate Holdings VII-NQ L.P., Blackstone Real Estate Holdings VII-NQ-ESC L.P., Blackstone Real Estate Partners VII-NQ L.P., Blackstone Real Estate Partners VII.F-NQ (AV) L.P., Blackstone Real Estate Partners VII.TE.1-NQ L.P., Blackstone Real Estate Partners VII.TE.2-NQ L.P., Blackstone Real Estate Partners VII.TE.3-NQ L.P., Blackstone Real Estate Partners VII.TE.4-NQ L.P., Blackstone Real Estate Partners VII.TE.5-NQ L.P., Blackstone Real Estate Partners VII.TE.6-NQ L.P., Blackstone Real Estate Partners VII.TE.7-NQ L.P. and Blackstone Real Estate Partners VII.TE.8-NQ L.P. The general partner of Blackstone Family Real

2019 Proxy Statement	62

Ownership of Securities (continued)

Estate Partnership VII-SMD L.P. is Blackstone Family GP L.L.C., which is, in turn, wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The general partner of Blackstone Real Estate Holdings VII-NQ L.P. and Blackstone Real Estate Holdings VII-NQ-ESC L.P. is BREP VII-NQ Side-by-Side GP L.L.C. The general partner of Blackstone Real Estate Partners VII-NQ L.P., Blackstone Real Estate Partners VII.F-NQ (AV) L.P., Blackstone Real Estate Partners VII.TE.1-NQ L.P., Blackstone Real Estate Partners VII.TE.2-NQ L.P., Blackstone Real Estate Partners VII.TE.3-NQ L.P., Blackstone Real Estate Partners VII.TE.4-NQ L.P., Blackstone Real Estate Partners VII.TE.5-NQ L.P., Blackstone Real Estate Partners VII.TE.6-NQ L.P., Blackstone Real Estate Partners VII.TE.7-NQ L.P. and Blackstone Real Estate Partners VII.TE.8-NQ L.P. is Blackstone Real Estate Associates VII-NQ L.P. The general partner of Blackstone Real Estate Associates VII-NQ L.P. is BREA VII-NQ L.L.C. The managing member of BREA VII-NQ L.L.C. and the sole member of BREP VII-NQ Side-by-Side GP L.L.C. is Blackstone Holdings II L.P. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The sole shareholder of Blackstone Holdings I/II GP Inc. is The Blackstone Group L.P.

The general partner of IH PP Holdco L.P. is IH PP Holdco GP LLC. Preeminent Parent L.P. is the sole limited partner of IH PP Holdco L.P. and the sole member of IH PP Holdco GP LLC.

The general partner of IH2-A Holdco L.P. is IH2-A Holdco GP LLC. Invitation Homes 2-A L.P. is the sole limited partner of IH2-A Holdco L.P. and the sole member of IH2-A Holdco GP LLC. The general partner of Preeminent Parent L.P. and Invitation Homes 2-A L.P. is Invitation Homes 2 GP LLC. The sole member of Invitation Homes 2 GP LLC is IH2 Investor L.P. The general partner of IH2 Investor L.P. is Blackstone Real Estate Associates VII L.P. The general partner of Blackstone Real Estate Associates VII L.P. is BREA VII L.L.C. The managing member of BREA VII L.L.C. is Blackstone Holdings III L.P.

The general partner of IH3 Holdco L.P. is IH3 Holdco GP LLC. Invitation Homes 3 Parent L.P. is the sole limited partner of IH3 Holdco L.P. and the sole member of IH3 Holdco GP LLC. The general partner of Invitation Homes 3 Parent L.P. is Invitation Homes 3 GP Parent LLC. Invitation Homes 3 GP Parent LLC is owned by BREP IH3 Holdings LLC and BTO IH3 Holdings L.P.

The general partner of IH4 Holdco L.P. is IH4 Holdco GP LLC. Invitation Homes 4 Parent L.P. is the sole limited partner of IH4 Holdco L.P. and the sole member of IH4 Holdco GP LLC. The general partner of Invitation Homes 4 Parent L.P. is Invitation Homes 4 GP Parent LLC. Invitation Homes 4 GP Parent LLC is owned by BREP IH4 Holdings LLC and BTO IH3 Holdings L.P.

The general partner of IH5 Holdco L.P. is IH5 Holdco GP LLC. Invitation Homes 5 Parent L.P. is the sole limited partner of IH5 Holdco L.P. and the sole member of IH5 Holdco GP LLC. The general partner of Invitation Homes 5 Parent L.P. is Invitation Homes 5 GP Parent LLC. The sole member of Invitation Homes 5 GP Parent LLC is BREP IH5 Holdings LLC.

The general partner of IH6 Holdco L.P. is IH6 Holdco GP LLC. Invitation Homes 6 Parent L.P. is the sole limited partner of IH6 Holdco L.P. and the sole member of IH6 Holdco GP LLC. The general partner of Invitation Homes 6 Parent L.P. is Invitation Homes 6 GP Parent LLC. The sole member of Invitation Homes 6 GP Parent LLC is BREP IH6 Holdings LLC.

The managing member of BREP IH3 Holdings LLC, BREP IH4 Holdings LLC, BREP IH5 Holdings LLC and BREP IH6 Holdings LLC, is Blackstone Real Estate Partners VII L.P. The general partner of Blackstone Real Estate Partners VII L.P. is Blackstone Real Estate Associates VII L.P. The general partner of Blackstone Real Estate Associates VII L.P. is BREA VII L.L.C. The managing member of BREA VII L.L.C. is Blackstone Holdings III L.P.

The general partner of BTO IH3 Holdings L.P. is BTO IH3 Manager L.L.C. The managing member of BTO IH3 Manager L.L.C. is BTOA L.L.C. The managing member of BTOA L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P.is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such shares. The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

As of April 26, 2018, Blackstone entities have pledged, hypothecated or granted security interests in substantially all of the shares of our common stock held by them pursuant to a margin loan agreement with customary default provisions. In the event of a default under the margin loan agreement, the secured parties may foreclose upon any and all shares of our common stock pledged to them and may seek recourse against the borrower.

(2)

As reported in a Schedule 13G/A filed with the SEC on February 13, 2019, filed on behalf of The Vanguard Group and its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., the Vanguard Group has sole voting power with respect to 472,445 shares of our common stock, shared voting power with respect to 369,745 shares of our common stock, sole dispositive power with respect to 41,557,495 shares of our common stock and shared dispositive power with respect to 568,388 shares of our common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

As reported in a Schedule 13G filed with the SEC on February 14, 2019, Cohen & Steers, Inc. has sole voting power with respect to 23,641,233 shares of our common stock, shared voting power with respect to 0 shares of our common stock, sole dispositive power with respect to 39,231,720 shares of our common stock and shared dispositive power with respect to 0 shares of our common stock (including: Cohen & Steers Capital Management, Inc.’s sole voting power with respect to 23,497,405 shares of our

63	2019 Proxy Statement

Ownership of Securities (continued)

common stock, shared voting power with respect to 0 shares of our common stock, sole dispositive power with respect to 38,357,645 shares of our common stock and shared dispositive power with respect to 0 shares of our common stock; and Cohen & Steers UK Limited’s sole voting power with respect to 143,828 shares of our common stock, shared voting power with respect to 874,075 shares of our common stock, sole dispositive power with respect to 39,231,720 shares of our common stock and shared dispositive power with respect to 0 shares of our common stock). Address of Principal Business Office for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is: 280 Park Avenue 10th Floor, New York, NY 10017. The principal address for Cohen & Steers UK Ltd. is: 50 Pall Mall 7th Floor London, United Kingdom SW1Y 5JH.
(4)

Includes RSUs scheduled to vest within 60 days of April 2, 2019 as follows: Mr. Tanner—69,061; Mr. Freedman—69,061; Mr. Blair—15,990; Ms. Barbe—3,232, and Messrs. Bronson, Fascitelli, Kelter, Rhea and Sternlicht and Ms. Sears—5,482 each.

(5)	Messrs. Caplan, Harper and Stein are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by Blackstone.
(6)

For Ms. Sears, includes 5,000 shares of our common stock held by a trust for the benefit of Ms. Sears’ family, for which she serves as trustee. For Mr. Sternlicht, includes 4,078 shares of our common stock held by Starwood Capital Group Global, L.P. and SPT Management, LLC, entities controlled by Mr. Sternlicht.

(7)	Mr. Tuomi beneficially owned 395,593 shares of our common stock as of the date of his termination.
(8)	As Mr. Tuomi was not an executive officer at the timing of the filing of this Proxy Statement, shares of our common stock he beneficially owned as of the Record Date are not included.

2019 Proxy Statement	64

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and Blackstone, we believe that our executive officers, directors and Blackstone filed all reports required by Section 16(a) of the Exchange Act on a timely basis.

TRANSACTIONS WITH RELATED PERSONS

Stockholders Agreement

In connection with our IPO, we entered into a stockholders agreement with Blackstone (the “Prior Stockholders Agreement”), which agreement was amended and restated in connection with the Merger (as amended and restated, the “Stockholders Agreement”). As with the Prior Stockholders Agreement, the Stockholders Agreement requires us to nominate a number of individuals designated by Blackstone for election as our directors at any meeting of our stockholders (each a “Majority Designee”) such that, following the election of any directors and taking into account any director continuing to serve as such without the need for re-election, the number of Majority Designees serving as our directors will be equal to: (1) if Blackstone collectively beneficially owns at least 30% of the outstanding shares of our common stock, three; (2) if Blackstone collectively beneficially owns at least 20% (but less than 30%) of the outstanding shares of our common stock, two; and (3) if Blackstone collectively beneficially owns at least 5% (but less than 20%) of the outstanding shares of our common stock, one.

For so long as the Stockholders Agreement remains in effect, the Majority Designees may not be removed without the consent of Blackstone. In the case of a vacancy created by the removal or resignation of a Majority Designee, the Stockholders Agreement requires our Board to nominate an individual designated by Blackstone for election to fill the vacancy.

During the term of the Stockholders Agreement, Blackstone agreed to vote their shares of our common stock in favor of all persons nominated to serve as our directors by our Board (that otherwise complies with the Stockholders Agreement), except to the extent Blackstone reasonably determines that the election of any such director would reasonably be expected to cause reputational damage to the Company.

The Stockholders Agreement will remain in effect until the earlier of: (i) such time as Blackstone is no longer entitled to nominate a Majority Designee pursuant to the Stockholders Agreement and (ii) such time as Blackstone beneficially owns 10% or less of our common stock and Blackstone irrevocably waives its right to designate any Majority Designee under the Stockholders Agreement.

Registration Rights Agreements

In connection with our IPO, we entered into a registration rights agreement that provides Blackstone an unlimited number of “demand” registrations and customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act of 1933, as amended (the “Securities Act”).

In October 2016, SWH, Starwood Capital Group Global, L.P. (“Starwood Capital”) and certain other parties entered into an amended and restated registration rights agreement (the “SWH Registration Rights Agreement”) and, pursuant to the terms of the merger agreement, we entered into an assignment and assumption agreement whereby we assumed, all rights, interests and obligations, under the SWH Registration Rights Agreement. Pursuant to the SWH Registration

65	2019 Proxy Statement

Transactions with Related Persons (continued)

Rights Agreement, Starwood Capital will have certain rights to demand a registration of some or all of its shares of our common stock and customary “piggyback” registration rights.

Indemnification Agreements

Our directors and executive officers are parties to indemnification agreements. These agreements require us to indemnify these individuals to the fullest extent permitted by Maryland law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Related Person Transaction Policy

Our Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board has adopted a written policy regarding transactions with related persons. Our related person policy requires that a “related person” (as defined in Item 404(a) of Regulation S-K) must promptly disclose to the Office of our Chief Legal Officer any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Office of the Chief Legal Officer will then promptly communicate that information to the Board, its Audit Committee or such other committee of the Board designated by the Board to approve or ratify the related person transaction. Each related person transaction shall either be approved or ratified by our Board or a duly authorized committee thereof, taking into consideration such relevant facts and circumstances as it shall deem appropriate, which may include: the nature of the related person’s interest in the transaction; the material terms of the transaction; the importance of the transaction both to the Company and to the related person; whether the transaction would likely impair the judgment of a director or executive officer to act in the best interest of the Company; and whether the value and the terms of the transaction are substantially similar as compared to those of similar transactions previously entered into by the Company with non-related persons, if any. The Board or duly authorized committee shall also consider whether any such transaction involving a non-employee director or nominee for director would compromise such director’s status as an independent director under the rules of the NYSE or the Company’s Corporate Governance Guidelines, as a “non-employee director” under Rule 16b-3 under the Exchange Act if such director serves on our Compensation Committee or as an independent director under Rule 10A-3 of the Exchange Act if such director serves on our Audit Committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

2019 Proxy Statement	66

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2020 Annual Meeting, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2020 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Secretary on or before December 20, 2019. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the 2020 Annual Meeting, a stockholder must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of our Company not earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Therefore, to be presented at our 2020 Annual Meeting, such a proposal must be received on or after November 20, 2019, but not later than December 20, 2019. In the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws. The proxy solicited by the Board for the 2020 Annual Meeting will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals that are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting the Office of the Corporate Secretary, Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201; telephone: (972) 421-3600.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Mark A. Solls

Executive Vice President, Chief Legal Officer and Secretary

67	2019 Proxy Statement

Other Business (continued)

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.invh.com) and click on “SEC Filings” under “About Us”—“Investors”—“SEC Filings”. Copies of our Annual Report on Form 10-K for the year ended December 31, 2018, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

Invitation Homes Inc.

1717 Main Street,

Suite 2000

Dallas, Texas 75201

2019 Proxy Statement	68

ANNEX A: NON-GAAP RECONCILIATIONS

Reconciliation of Total Revenues to Same Store Total Revenues to Same Store Core Revenues, Full Year

We believe that the presentation of certain non-GAAP measures provides information useful to investors in assessing our financial condition and results of operations. There can be no assurance that our basis for computing these non-GAAP measures is comparable with that of other companies.

Reconciliation of Total Revenues to Same Store Total Revenues and Same Store Core Revenues, Full Year

(in thousands) (unaudited)

	FY 2018	FY 2017
Total revenues (Invitation Homes total portfolio)	$1,722,962	$1,054,456

Starwood Waypoint Homes revenues(1)	—	547,250

Pro Forma total revenues	1,722,962	1,601,706

Non-Same Store revenues	(254,202)	(207,509)

Same Store revenues	1,468,760	1,394,197

Same Store resident recoveries	(47,487)	(34,550)

Same Store Core revenues	$1,421,273	$1,359,647

(1)	Represents revenues generated by SWH prior to the Merger, expressed using Invitation Homes’ definition of total revenues.

A-1	2019 Proxy Statement

INVITATION HOMES INC. 1717 MAIN STREET SUITE 2000 DALLAS, TEXAS 75201

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 29, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 29, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received by May 29, 2019.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E71571-P16876	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INVITATION HOMES INC. The Board of Directors recommends that you vote “FOR” the election of each of the director nominees in Proposal 1.		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the excepted nominee(s) on the line below.

1.	To elect director nominees:

	01) Bryce Blair	07) Robert G. Harper
	02) Dallas B. Tanner	08) Jeffrey E. Kelter
	03) Jana Cohen Barbe	09) John B. Rhea
	04) Richard D. Bronson	10) Janice L. Sears
	05) Kenneth A. Caplan	11) William J. Stein
	06) Michael D. Fascitelli	12) Barry S. Sternlicht

The Board of Directors recommends that you vote “FOR” Proposals 2 and 3.						For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.					☐	☐	☐

3.	To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.					☐	☐	☐

The Board of Directors recommends that you vote “1 Year” in Proposal 4.					1 Year	2 Years	3 Years	Abstain

4.	To determine, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.				☐	☐	☐	☐

NOTE: To consider such other business as may properly come before the 2019 annual meeting of stockholders and any adjournments or postponements thereof.
			Yes	No

Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

`
	Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E71572-P16876

INVITATION HOMES INC.

Annual Meeting of Stockholders

May 30, 2019 11:30 A.M. Eastern Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Bryce Blair, Dallas B. Tanner, Ernest M. Freedman and Mark A. Solls, or any of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as presented on the reverse side, all of the shares of common stock of Invitation Homes Inc. which the undersigned is entitled to vote and, in their discretion, to vote upon such other matters as may properly come before the 2019 annual meeting of stockholders of Invitation Homes Inc. to be held on May 30, 2019 (the “Annual Meeting”) or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. If no such direction is made, but the card is signed, this proxy card will be voted in accordance with the Board of Directors’ recommendations, as indicated on the reverse side, and in the discretion of the proxies with respect to such other matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side